July 2022

Pricing Supplement filed pursuant to Rule 424(b)(2) dated July 29, 2022 / Registration Statement No. 333- 253421

STRUCTURED INVESTMENTS

Opportunities in Commodities

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GS Finance Corp.

$690,000 Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

The Commodity-Linked Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your notes on the stated maturity date (August 1, 2025) is based on the performance of an equally weighted basket composed of (i) the settlement price of the first or second nearby West Texas Intermediate (WTI) light sweet crude oil futures contract, (ii) the settlement price of the first or second nearby ICE Brent Crude futures contract, (iii) the settlement price of the first or second nearby Henry Hub natural gas futures contract, (iv) the settlement price of the first or second nearby New York Harbor RBOB Gasoline futures contract, (v) the settlement price of the first or second nearby Chicago Board of Trade (CBOT) corn futures contract, (vi) the settlement price of the first or second nearby CBOT soybean futures contract, (vii) the London Metal Exchange (LME) official price, in U.S. dollars, per metric tonne of Grade A Copper and (viii) the official U.S. dollar LBMA Gold Price (expressed in dollars per troy ounce), each of which we refer to as a “basket commodity”, as measured from the pricing date (July 29, 2022) to and including the valuation date (July 29, 2025). Each basket commodity has an initial weighting of 12.50% and basket commodity weighted value of 12.50.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each basket commodity, of: (i) its final basket commodity price divided by its initial basket commodity price multiplied by (ii) its basket commodity weighted value.

If the final basket value is greater than the initial basket value of 100, the return on your notes will be positive and equal to the basket percent change (the percentage increase in the final basket value from the initial basket value). If the final basket value is equal to or less than the initial basket value, you will receive the stated principal amount of your investment, without any positive return on your notes.

At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•	if the final basket value is greater than the initial basket value, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket percent change;
•	if the final basket value is equal to or less than the initial basket value, $1,000.

The notes are for investors willing to forgo interest payments for the potential to participate in any positive return of the basket, without participating in the negative return of the basket.

The estimated value of your notes at the time the terms of your notes are set on the pricing date is equal to approximately $913 per $1,000 principal amount. For a discussion of the estimated value and the price at which Goldman Sachs & Co. LLC would initially buy or sell your notes, if it makes a market in the notes, see the following page.

Your investment in the notes involves certain risks, including the credit risk of GS Finance Corp. and The Goldman Sachs Group, Inc. See page PS-10. You should read the disclosure herein to better understand the terms and risks of your investment.

Original issue date:	August 3, 2022	Original issue price:	100.00% of the principal amount
Underwriting discount:	3.00% ($20,700 in total)*	Net proceeds to the issuer:	97.00% ($669,300 in total)

*Morgan Stanley Wealth Management, acting as dealer for the offering, will receive a selling concession of $30.00 for each note it sells. It has informed us that it intends to internally allocate $5.00 of the selling concession for each note as a structuring fee.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Goldman Sachs & Co. LLC

Pricing Supplement No. 6,658 dated July 29, 2022

The issue price, underwriting discount and net proceeds listed above relate to the notes we sell initially. We may decide to sell additional notes after the date of this pricing supplement, at issue prices and with underwriting discounts and net proceeds that differ from the amounts set forth above. The return (whether positive or negative) on your investment in notes will depend in part on the issue price you pay for such notes.

GS Finance Corp. may use this prospectus in the initial sale of the notes. In addition, Goldman Sachs & Co. LLC or any other affiliate of GS Finance Corp. may use this prospectus in a market-making transaction in a note after its initial sale. Unless GS Finance Corp. or its agent informs the purchaser otherwise in the confirmation of sale, this prospectus is being used in a market-making transaction.

Estimated Value of Your Notes

The estimated value of your notes at the time the terms of your notes are set on the pricing date (as determined by reference to pricing models used by Goldman Sachs & Co. LLC (GS&Co.) and taking into account our credit spreads) is equal to approximately $913 per $1,000 principal amount, which is less than the original issue price. The value of your notes at any time will reflect many factors and cannot be predicted; however, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would initially buy or sell notes (if it makes a market, which it is not obligated to do) and the value that GS&Co. will initially use for account statements and otherwise is equal to approximately the estimated value of your notes at the time of pricing, plus an additional amount (initially equal to $87 per $1,000 principal amount).

The price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market, which it is not obligated to do) will equal approximately the sum of (a) the then-current estimated value of your notes (as determined by reference to GS&Co.’s pricing models) plus (b) any remaining additional amount (the additional amount will decline to zero from the time of pricing through January 28, 2024, as described below). On and after January 29, 2024, the price (not including GS&Co.’s customary bid and ask spreads) at which GS&Co. would buy or sell your notes (if it makes a market) will equal approximately the then-current estimated value of your notes determined by reference to such pricing models.

With respect to the $87 initial additional amount:

•            $57 will decline to zero on a straight-line basis from the time of pricing through January 28, 2024; and

•            $30 will decline to zero on a straight-line basis from August 29, 2022 through September 11, 2022.

About Your Notes

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp. and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•Commodity terms supplement no. 2,014 dated March 22, 2021

•Prospectus supplement dated March 22, 2021

•Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Please note that, for purposes of this pricing supplement, references in the commodity terms supplement no. 2,014 to “underlier(s)”, “lesser performing”, “trade date”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “basket commodity(s)”, “worst performing”, “pricing date”, “valuation date”, “principal amount”, “price” and “payment at maturity”, respectively.

July 2022

July 2022

Registration Statement No. 333- 253421

STRUCTURED INVESTMENTS

Opportunities in Commodities

GS Finance Corp.

$690,000 Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

The Commodity-Linked Notes do not bear interest and are unsecured notes issued by GS Finance Corp. and guaranteed by The Goldman Sachs Group, Inc. The amount that you will be paid on your notes on the stated maturity date (August 1, 2025) is based on the performance of an equally weighted basket composed of (i) the settlement price of the first or second nearby West Texas Intermediate (WTI) light sweet crude oil futures contract, (ii) the settlement price of the first or second nearby ICE Brent Crude futures contract, (iii) the settlement price of the first or second nearby Henry Hub natural gas futures contract, (iv) the settlement price of the first or second nearby New York Harbor RBOB Gasoline futures contract, (v) the settlement price of the first or second nearby Chicago Board of Trade (CBOT) corn futures contract, (vi) the settlement price of the first or second nearby CBOT soybean futures contract, (vii) the London Metal Exchange (LME) official price, in U.S. dollars, per metric tonne of Grade A Copper and (viii) the official U.S. dollar LBMA Gold Price (expressed in dollars per troy ounce), each of which we refer to as a “basket commodity”, as measured from the pricing date (July 29, 2022) to and including the valuation date (July 29, 2025). Each basket commodity has an initial weighting of 12.50% and basket commodity weighted value of 12.50.

The initial basket value is 100, and the final basket value (the basket closing value on the valuation date) will equal the sum of the products, as calculated separately for each basket commodity, of: (i) its final basket commodity price divided by its initial basket commodity price multiplied by (ii) its basket commodity weighted value.

If the final basket value is greater than the initial basket value of 100, the return on your notes will be positive and equal to the basket percent change (the percentage increase in the final basket value from the initial basket value). If the final basket value is equal to or less than the initial basket value, you will receive the stated principal amount of your investment, without any positive return on your notes.

At maturity, for each $1,000 principal amount of your notes, you will receive an amount in cash equal to:

•	if the final basket value is greater than the initial basket value, the sum of (i) $1,000 plus (ii) the product of (a) $1,000 times (b) the basket percent change;
•	if the final basket value is equal to or less than the initial basket value, $1,000.

The notes are for investors willing to forgo interest payments for the potential to participate in any positive return of the basket, without participating in the negative return of the basket.

FINAL TERMS
Issuer / Guarantor:	GS Finance Corp. / The Goldman Sachs Group, Inc.
Aggregate principal amount:	$690,000
Basket:

as described more fully below, an equally weighted basket composed of the (i) the first or second nearby West Texas Intermediate (WTI) light sweet crude oil futures contract as traded on the New York Mercantile Exchange (NYMEX) (Bloomberg symbol “CL1 <Cmdty>” or “CL2 <Cmdty>”, respectively) (WTI crude oil futures contract), (ii) the first or second nearby ICE Brent Crude futures contract as traded on ICE Futures Europe (Bloomberg symbol “CO1 <Cmdty>” or “CO2” <Cmdty>, respectively) (Brent Crude futures contract), (iii) the first or second nearby Henry Hub natural gas futures contract as traded on NYMEX (Bloomberg symbol “NG1 <Cmdty>” or “NG2 <Cmdty>”, respectively) (natural gas futures contract), (iv) the first or second nearby New York Harbor RBOB Gasoline futures contract as traded on NYMEX (Bloomberg symbol “XB1 <Cmdty>” or “XB2 <Cmdty>”, respectively) (gasoline futures contract), (v) the first or second nearby corn futures contract as traded on Chicago Board of Trade (CBOT) (Bloomberg symbol “C1 <Cmdty>” or “C2 <Cmdty>”, respectively) (corn futures contract), (vi) the first or second nearby soybean futures contract as traded on CBOT (Bloomberg symbol “S1 <Cmdty>” or “S2 <Cmdty>”, respectively) (soybean futures contract), (vii) the London Metal Exchange (“LME”) official price, in U.S. dollars, per metric tonne for Grade A Copper, as determined by the LME (Bloomberg symbol “LOCADY <Cmdty>”) (copper price) and (viii) the official U.S. dollar LBMA Gold Price (expressed in U.S. dollars per troy ounce) calculated and administered by ICE Benchmark Administration (“IBA”) and published by the London Bullion Market Association (“LBMA”) (Bloomberg symbol “GOLDLNPM <Cmdty>”) (gold price)

Pricing date:	July 29, 2022
Original issue date:	August 3, 2022
Valuation date:	July 29, 2025, subject to postponement
Stated maturity date:	August 1, 2025, subject to postponement
Stated principal amount/Original issue price:	$1,000 per note / 100% of the principal amount
Estimated value:	approximately $913 per note

July 2022

Basket (continued from previous page):	Basket commodity	Initial weight in the basket	Basket commodity weighted value	Initial basket commodity price
	WTI crude oil futures contract	12.50%	12.50	$98.62
	Brent Crude futures contract	12.50%	12.50	$103.97
	Natural gas futures contract	12.50%	12.50	$8.229
	Gasoline futures contract	12.50%	12.50	$3.4881
	Corn futures contract	12.50%	12.50	616.25¢
	Soybean futures contract	12.50%	12.50	1,637.00¢
	Copper price	12.50%	12.50	$7,800.50
	Gold price	12.50%	12.50	$1,753.40
Payment at maturity:		$1,000 + the supplemental payment, if any In no event will the payment at maturity be less than the stated principal amount.
Supplemental payment:		$1,000 × basket percent change, provided that in no event will the supplemental payment be less than $0
Basket percent change:		(final basket value - initial basket value) / initial basket value
Initial basket value:		100
Final basket value:		The basket closing value on the valuation date
Basket closing value:

The basket closing value on any day is the sum of the products, as calculated separately for each basket commodity, of: (its basket commodity closing price on such day / its initial basket commodity price) × its basket commodity weighted value

Basket commodity closing price:

In the case of each basket commodity, the closing price of such basket commodity; provided that, with respect to the WTI crude oil futures contract, the Brent Crude futures contract, the natural gas futures contract, the gasoline futures contract, the corn futures contract or the soybean futures contract (each, a “basket commodity futures contract”), its basket commodity closing price will be the closing price of the first nearby futures contract of such basket commodity futures contract on the valuation date as determined by the calculation agent unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby futures contract of such basket commodity futures contract, as determined by the calculation agent, in which case its basket commodity closing price will be the closing price of the second nearby futures contract of such basket commodity futures contract on such date as determined by the calculation agent, subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-23 of the accompanying commodity terms supplement no. 2,014.  The second nearby futures contract for a basket commodity futures contract will not be referenced due to any circumstance other than the calculation agent determining that the valuation date has fallen on or after the last trading day during which trading may take place for the first nearby futures contract of such basket commodity futures contract.

CUSIP / ISIN:		40057MD48 / US40057MD480
Listing:		The notes will not be listed on any securities exchange
Underwriter:		Goldman Sachs & Co. LLC

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

We refer to the notes we are offering by this pricing supplement as the “offered notes” or the “notes”. Each of the offered notes has the terms described under “Final Terms” and “Additional Provisions” in this pricing supplement. Please note that in this pricing supplement, references to “GS Finance Corp.”, “we”, “our” and “us” mean only GS Finance Corp. and do not include its subsidiaries or affiliates, references to “The Goldman Sachs Group, Inc.”, our parent company, mean only The Goldman Sachs Group, Inc. and do not include its subsidiaries or affiliates and references to “Goldman Sachs” mean The Goldman Sachs Group, Inc. together with its consolidated subsidiaries and affiliates, including us. Also, references to the “accompanying prospectus” mean the accompanying prospectus, dated March 22, 2021, references to the “accompanying prospectus supplement” mean the accompanying prospectus supplement, dated March 22, 2021, for Medium-Term Notes, Series F, and references to the “accompanying commodity terms supplement no. 2,014” mean the accompanying commodity terms supplement no. 2,014, dated March 22, 2021, in each case of GS Finance Corp. and The Goldman Sachs Group, Inc. The notes will be issued under the senior debt indenture, dated as of October 10, 2008, as supplemented by the First Supplemental Indenture, dated as of February 20, 2015, each among us, as issuer, The Goldman Sachs Group, Inc., as guarantor, and The Bank of New York Mellon, as trustee. This indenture, as so supplemented and as further supplemented thereafter, is referred to as the “GSFC 2008 indenture” in the accompanying prospectus supplement.

Investment Summary

The Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025 (the “notes”) offer 1-to-1 participation in the positive performance of the basket.  The notes provide investors:

•	an opportunity to gain 1-to-1 exposure to any positive basket percent change from the pricing date to the valuation date.
•	the repayment of principal and no exposure to any decline of the basket if the notes are held to maturity.

You will not receive any interest payments on your notes. At maturity, if the basket has depreciated or has not appreciated at all, you will receive the stated principal amount of $1,000 per note, without any positive return on your investment. All payments on the notes, including the repayment of principal at maturity, are subject to our credit risk.

Maturity:	Approximately 36 months
Payment at maturity:

•If the final basket value is greater than the initial basket value, $1,000 + the supplemental payment, if any.

•If the final basket value is equal to or less than the initial basket value, $1,000. In no event will the payment at maturity be less than the stated principal amount of $1,000.

Basket percent change:	(final basket value - initial basket value) / initial basket value
Minimum payment at maturity:	$1,000 per note
Supplemental payment:	$1,000 × basket percent change, provided that in no event will the supplemental payment be less than $0
Basket commodity weighted value:	12.50 for each basket commodity
Interest:	None
Redemption:	None. The notes will not be subject to redemption right or price dependent redemption right.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Key Investment Rationale

The notes offer exposure to any positive performance of the basket and provide for the repayment of principal at maturity.  They are for investors who are concerned about principal risk but seek a commodity basket-based return, and who are willing to forgo interest payments in exchange for the repayment of principal at maturity plus the potential to receive a supplemental payment based on the performance of the basket. At maturity, if the basket has appreciated in value, investors will receive the stated principal amount of their investment plus the supplemental payment. If the basket has not appreciated in value or has depreciated in value, investors will receive the stated principal amount of their investment, without any positive return on the notes.  Investors will not receive any interest payments on the notes. All payments on the notes, including any repayment of principal, are subject to the credit risk of GS Finance Corp., as issuer, and The Goldman Sachs Group, Inc., as guarantor.

Repayment of principal	The notes offer investors 1-to-1 upside exposure to the performance of the basket, while providing for the repayment of principal at maturity.
Upside Scenario

The basket increases in value. In this case, you receive a full return of principal as well as the supplemental payment reflecting the appreciation of the basket.  For example, if the final basket value is 2.00% greater than the initial basket value, the notes will provide a total return of 2.00% at maturity.

Par Scenario	The final basket value is equal to the initial basket value or is less than the initial basket value. In this case, you receive only the stated principal amount of $1,000 at maturity.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

How the Notes Work

Payoff Diagram

The payoff diagram below illustrates the payment at maturity on the notes based on the following terms:

Stated principal amount:	$1,000 per note
Minimum payment at maturity:	$1,000 per note

Payoff Diagram

150.00%
100.00%
50.00%
0.00%
Hypothetical Cash Settlement Amount as % of Face Amount
Note Performance
Basket Performance
0.00%
50.00%
100.00%
150.00%
Hypothetical Final Basket Level as % of Initial Basket Level

How it works

▪

Upside Scenario. If the final basket value is greater than the initial basket value, investors will receive the $1,000 stated principal amount plus a supplemental payment reflecting the appreciation of the basket from the pricing date to the valuation date of the notes.

o	If the basket appreciates 2.00%, investors will receive a 2.00% return, or $1,020.00 per note reflecting the $1,000 principal amount and $20.00 supplemental payment.
▪	Par Scenario. If the final basket value is equal to or less than the initial basket value, investors will receive the $1,000 stated principal amount per note.
o	If the basket depreciates 30.00%, investors will receive $1,000 per note.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Additional Hypothetical Examples

The following examples are provided for purposes of illustration only. They should not be taken as an indication or prediction of future investment results and merely are intended to illustrate the impact that the various hypothetical basket closing values or hypothetical closing prices of the basket commodities on the valuation date could have on the payment at maturity assuming all other variables remain constant.

The examples below are based on a range of final basket values and closing prices of the basket commodities that are entirely hypothetical; the basket closing value on any day throughout the life of the notes, including the final basket value on the valuation date, cannot be predicted. The basket commodities have been highly volatile in the past — meaning that the closing prices of the basket commodities have changed considerably in relatively short periods — and their performances cannot be predicted for any future period.

The information in the following examples reflects hypothetical rates of return on the offered notes assuming that they are purchased on the original issue date at the stated principal amount and held to the stated maturity date. If you sell your notes in a secondary market prior to the stated maturity date, your return will depend upon the market value of your notes at the time of sale, which may be affected by a number of factors that are not reflected in the examples below such as interest rates, the volatility of the basket commodities and the creditworthiness of GS Finance Corp., as issuer, and the creditworthiness of The Goldman Sachs Group, Inc., as guarantor. The information in the examples also reflects the key terms and assumptions in the box below.

Key Terms and Assumptions
Stated principal amount	$1,000
Neither a market disruption event nor a non-trading day occurs on the originally scheduled valuation date
Notes purchased on original issue date at the stated principal amount and held to the stated maturity date

For these reasons, the actual performance of the basket over the life of your notes, as well as the amount payable at maturity, may bear little relation to the hypothetical examples shown below or to the historical basket commodity closing prices shown elsewhere in this pricing supplement. For information about the historical values of the basket commodities during recent periods, see “The Basket and the Basket Commodities — Historical Closing Prices of the Basket Commodities and Basket Closing Values” below. Before investing in the offered notes, you should consult publicly available information to determine the values of the basket commodities between the date of this pricing supplement and the date of your purchase of the offered notes.

Also, the hypothetical examples shown below do not take into account the effects of applicable taxes. Because of the U.S. tax treatment applicable to your notes, tax liabilities could affect the after-tax rate of return on your notes to a comparatively greater extent than the after-tax return on the basket commodities.

The values in the left column of the table below represent hypothetical final basket values and are expressed as percentages of the initial basket value. The amounts in the right column represent the hypothetical payments at maturity, based on the corresponding hypothetical final basket value, and are expressed as percentages of the stated principal amount of a note (rounded to the nearest one-thousandth of a percent). Thus, a hypothetical payment at maturity of 100.000% means that the value of the cash payment that we would deliver for each $1,000 of the outstanding stated principal amount of the offered notes on the stated maturity date would equal 100.000% of the stated principal amount of a note, based on the corresponding hypothetical final basket value and the assumptions noted above.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Hypothetical Final Basket Value (as Percentage of Initial Basket Value)	Hypothetical Payment at Maturity (as Percentage of Stated Principal Amount)
170.000%	170.000%
160.000%	160.000%
150.000%	150.000%
140.000%	140.000%
130.000%	130.000%
120.000%	120.000%
110.000%	110.000%
100.000%	100.000%
90.000%	100.000%
80.000%	100.000%
75.000%	100.000%
60.000%	100.000%
50.000%	100.000%
30.000%	100.000%
25.000%	100.000%
0.000%	100.000%

If, for example, the final basket value were determined to be 25.000% of the initial basket value, the payment at maturity that we would deliver on your notes at maturity would be 100.000% of the stated principal amount of your notes, as shown in the table above. As a result, if you purchased your notes on the original issue date at the stated principal amount and held them to the stated maturity date, you would receive no return on your investment.

The following examples illustrate the hypothetical payment at maturity for each note based on hypothetical basket commodity closing prices on the valuation date (which we refer to as the final basket commodity prices) for each of the basket commodities, calculated based on the key terms and assumptions above. The values in Column A represent initial basket commodity prices for each basket commodity, and the values in Column B represent the hypothetical final basket commodity prices for each of the basket commodities. The percentages in Column C represent hypothetical final basket commodity prices for each basket commodity in Column B expressed as percentages of the corresponding initial basket commodity prices in Column A. The amounts in Column D represent the applicable basket commodity weighted value for each basket commodity, and the amounts in Column E represent the products of the values in Column C times the corresponding amounts in Column D. The final basket value for each example is shown beneath each example, and will equal the sum of the products shown in Column E.  The basket percent change will equal the quotient of (i) the final basket value for such example minus the initial basket value divided by (ii) the initial basket value, expressed as a percentage. The values below have been rounded for ease of analysis.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Example 1: The final basket value is greater than the initial basket value.

	Column A	Column B	Column C	Column D	Column E

Basket Commodity	Initial Basket Commodity Price	Hypothetical Final Basket Commodity Price	Column B / Column A	Basket Commodity Weighted Value	Column C × Column D
WTI crude oil futures contract	$98.62	$118.34	120.00%	12.50	15.00
Brent Crude futures contract	$103.97	$124.76	120.00%	12.50	15.00
Natural gas futures contract	$8.229	$9.875	120.00%	12.50	15.00
Gasoline futures contract	$3.4881	$4.1857	120.00%	12.50	15.00
Corn futures contract	616.25¢	739.50¢	120.00%	12.50	15.00
Soybean futures contract	1,637.00¢	1,964.40¢	120.00%	12.50	15.00
Copper price	$7,800.50	$9,360.60	120.00%	12.50	15.00
Gold price	$1,753.40	$2,104.08	120.00%	12.50	15.00

				Final Basket Value:	120.00
				Basket Percent Change:	20.00%

In this example, the hypothetical final basket commodity prices for all of the basket commodities are greater than the applicable initial basket commodity prices, which results in the hypothetical final basket value being greater than the initial basket value of 100.00. Since the hypothetical final basket value was determined to be 120.00, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal $1,000 + the supplemental payment, which equals:

$1,000 + ($1,000 × 20.00%) = $1,200.00

Example 2: The final basket value is less than the initial basket value. The payment at maturity equals the $1,000 principal amount.

	Column A	Column B	Column C	Column D	Column E

Basket Commodity	Initial Basket Commodity Price	Hypothetical Final Basket Commodity Price	Column B / Column A	Basket Commodity Weighted Value	Column C × Column D
WTI crude oil futures contract	$98.62	$59.17	60.00%	12.50	7.50
Brent Crude futures contract	$103.97	$62.38	60.00%	12.50	7.50
Natural gas futures contract	$8.229	$4.937	60.00%	12.50	7.50
Gasoline futures contract	$3.4881	$2.0929	60.00%	12.50	7.50
Corn futures contract	616.25¢	369.75¢	60.00%	12.50	7.50
Soybean futures contract	1,637.00¢	982.20¢	60.00%	12.50	7.50
Copper price	$7,800.50	$4,680.30	60.00%	12.50	7.50
Gold price	$1,753.40	$1,052.04	60.00%	12.50	7.50

				Final Basket Value:	60.00
				Basket Percent Change:	-40.00%

In this example, the hypothetical final basket commodity prices for all of the basket commodities are less than the applicable initial basket commodity prices, which results in the hypothetical final basket value being less than the initial basket value of 100.00. Since the hypothetical final basket value is less than the initial basket value, the hypothetical payment at maturity for each $1,000 principal amount of your notes will equal the principal amount of the notes, or $1,000.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

The payments at maturity shown above are entirely hypothetical; they are based on market prices for the basket commodities that may not be achieved on the valuation date and on assumptions that may prove to be erroneous. The actual market value of your notes on the stated maturity date or at any other time, including any time you may wish to sell your notes, may bear little relation to the hypothetical payments at maturity shown above, and these amounts should not be viewed as an indication of the financial return on an investment in the offered notes. The hypothetical payments at maturity on notes held to the stated maturity date in the examples above assume you purchased your notes at their stated principal amount and have not been adjusted to reflect the actual issue price you pay for your notes. The return on your investment (whether positive or negative) in your notes will be affected by the amount you pay for your notes. If you purchase your notes for a price other than the stated principal amount, the return on your investment will differ from, and may be significantly lower than, the hypothetical returns suggested by the above examples. Please read “Risk Factors — The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

Payments on the notes are economically equivalent to the amounts that would be paid on a combination of other instruments. For example, payments on the notes are economically equivalent to a combination of an interest-bearing bond bought by the holder (although the notes do not pay interest) and one or more options entered into between the holder and us (with one or more implicit option premiums paid over time). The discussion in this paragraph does not modify or affect the terms of the notes or the U.S. federal income tax treatment of the notes, as described elsewhere in this pricing supplement.

We cannot predict the actual final basket value or what the market value of your notes will be on any particular trading day, nor can we predict the relationship between the closing prices of each basket commodity and the market value of your notes at any time prior to the stated maturity date. The actual amount that you will receive at maturity and the rate of return on the offered notes will depend on the actual final basket value determined by the calculation agent as described above. Moreover, the assumptions on which the hypothetical returns are based may turn out to be inaccurate. Consequently, the amount of cash to be paid in respect of your notes on the stated maturity date may be very different from the information reflected in the examples above.

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Risk Factors

An investment in your notes is subject to the risks described below, as well as the risks and considerations described in the accompanying prospectus, in the accompanying prospectus supplement and under “Additional Risk Factors Specific to the Notes” in the accompanying commodity terms supplement no. 2,014. You should carefully review these risks and considerations as well as the terms of the notes described herein and in the accompanying prospectus, the accompanying prospectus supplement and the accompanying commodity terms supplement no. 2,014. Your notes are a riskier investment than ordinary debt securities. You should carefully consider whether the offered notes are appropriate given your particular circumstances.

Risks Related to Structure, Valuation and Secondary Market Sales

Your Notes Do Not Bear Interest

You will not receive any interest payments on your notes. As a result, even if the payment at maturity payable for your notes on the stated maturity date exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a non-indexed debt security of comparable maturity that bears interest at a prevailing market rate.

You May Receive Only the Stated Principal Amount of Your Notes at Maturity

If the basket percent change is zero or negative on the valuation date, the payment at maturity will be limited to the stated principal amount.

Even if the amount paid on your notes at maturity exceeds the stated principal amount of your notes, the overall return you earn on your notes may be less than you would have earned by investing in a note with the same stated maturity that bears interest at the prevailing market rate.

The Notes Are Subject to the Credit Risk of the Issuer and the Guarantor

Although the return on the notes will be based on the performance of the basket commodities, the payment of any amount due on the notes is subject to the credit risk of GS Finance Corp., as issuer of the notes, and the credit risk of The Goldman Sachs Group, Inc., as guarantor of the notes. The notes are our unsecured obligations. Investors are dependent on our ability to pay all amounts due on the notes, and therefore investors are subject to our credit risk and to changes in the market’s view of our creditworthiness. Similarly, investors are dependent on the ability of The Goldman Sachs Group, Inc., as guarantor of the notes, to pay all amounts due on the notes, and therefore are also subject to its credit risk and to changes in the market’s view of its creditworthiness. See “Description of the Notes We May Offer — Information About Our Medium-Term Notes, Series F Program — How the Notes Rank Against Other Debt” on page S-5 of the accompanying prospectus supplement and “Description of Debt Securities We May Offer— Guarantee by The Goldman Sachs Group, Inc.” on page 67 of the accompanying prospectus.

The Lower Performance of One or More Basket Commodities May Offset an Increase in Any of the Other Basket Commodities

Declines in the value of one or more basket commodities may offset an increase in the value of any of the other basket commodities. As a result, any return on the basket — and thus on your notes — may be reduced or eliminated, which will have the effect of reducing the amount payable in respect of your notes at maturity.

The Estimated Value of Your Notes At the Time the Terms of Your Notes Are Set On the Pricing Date (as Determined By Reference to Pricing Models Used By GS&Co.) Is Less Than the Original Issue Price Of Your Notes

The original issue price for your notes exceeds the estimated value of your notes as of the time the terms of your notes are set on the pricing date, as determined by reference to GS&Co.’s pricing models and taking into account our credit spreads. Such expected estimated value on the pricing date is set forth above under “Estimated Value of Your Notes”; after the pricing date, the estimated value as determined by reference to these models will be affected by changes in market conditions, the creditworthiness of GS Finance Corp., as issuer, the creditworthiness of The Goldman Sachs Group, Inc., as guarantor, and other relevant factors. The price at which GS&Co. would initially buy or sell your Notes (if GS&Co. makes a market, which it is not

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

obligated to do), and the value that GS&Co. will initially use for account statements and otherwise, also exceeds the estimated value of your Notes as determined by reference to these models. As agreed by GS&Co. and the distribution participants, this excess (i.e., the additional amount described under “Estimated Value of Your Notes”) will decline to zero over the period from the date hereof through the applicable date set forth above under “Estimated Value of Your Notes”. Thereafter, if GS&Co. buys or sells your notes it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which GS&Co. will buy or sell your notes at any time also will reflect its then current bid and ask spread for similar sized trades of structured securities.

In estimating the value of your notes as of the time the terms of your notes are set on the pricing date, as disclosed above under “Estimated Value of Your Notes”, GS&Co.’s pricing models consider certain variables, including principally our credit spreads, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. As a result, the actual value you would receive if you sold your notes in the secondary market, if any, to others may differ, perhaps materially, from the estimated value of your notes determined by reference to our models due to, among other things, any differences in pricing models or assumptions used by others. See “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” below.

The difference between the estimated value of your notes as of the time the terms of your notes are set on the pricing date and the original issue price is a result of certain factors, including principally the underwriting discount and commissions, the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to GS&Co. and the amounts GS&Co. pays to us in connection with your notes. We pay to GS&Co. amounts based on what we would pay to holders of a non-structured note with a similar maturity. In return for such payment, GS&Co. pays to us the amounts we owe under your notes.

In addition to the factors discussed above, the value and quoted price of your notes at any time will reflect many factors and cannot be predicted. If GS&Co. makes a market in the notes, the price quoted by GS&Co. would reflect any changes in market conditions and other relevant factors, including any deterioration in our creditworthiness or perceived creditworthiness or the creditworthiness or perceived creditworthiness of The Goldman Sachs Group, Inc. These changes may adversely affect the value of your notes, including the price you may receive for your notes in any market making transaction. To the extent that GS&Co. makes a market in the notes the quoted price will reflect the estimated value determined by reference to GS&Co.’s pricing models at that time, plus or minus its then current bid and ask spread for similar sized trades of structured notes (and subject to the declining excess amount described above).

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount. This commission or discount will further reduce the proceeds you would receive for your notes in a secondary market sale.

There is no assurance that GS&Co. or any other party will be willing to purchase your notes at any price and, in this regard, GS&Co. is not obligated to make a market in the notes. See “— Your Notes May Not Have an Active Trading Market” below.

The Amount Payable on Your Notes Is Not Linked to the Closing Prices of the Basket Commodities at Any Time Other than the Valuation Date

The final basket value will be based on the closing price of each of the basket commodities on the valuation date (subject to adjustment as described elsewhere in this pricing supplement). Therefore, if the closing prices of the basket commodities dropped precipitously on the valuation date, the payment at maturity for your notes may be significantly less than it would have been had the payment at maturity been linked to the closing prices prior to such drop in the values of the basket commodities. Although the actual value of the basket commodities on the stated maturity date or at other times during the life of your notes may be higher than the closing prices of the basket commodities on the valuation date, you will not benefit from the closing prices of the basket commodities at any time other than on the valuation date.

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

When we refer to the market value of your notes, we mean the value that you could receive for your notes if you chose to sell them in the open market before the stated maturity date. A number of factors, many of which are beyond our control, will influence the market value of your notes, including:

•	the value of the basket and the basket commodities;
•	the volatility – i.e., the frequency and magnitude of changes – in the closing prices of the basket commodities;
•

economic, financial, regulatory, political, military, public health and other events that affect commodity markets generally and the market segments of which the basket commodities are a part, and which may affect the prices of the basket commodities;

•	interest rates and yield rates in the market;
•	the time remaining until your notes mature; and
•

our creditworthiness and the creditworthiness of The Goldman Sachs Group, Inc., whether actual or perceived, including actual or anticipated upgrades or downgrades in our credit ratings or the credit ratings of The Goldman Sachs Group, Inc. or changes in other credit measures.

Without limiting the foregoing, the market value of your notes may be negatively impacted by increasing interest rates. Such adverse impact of increasing interest rates could be significantly enhanced in notes with longer-dated maturities, the market values of which are generally more sensitive to increasing interest rates.

These factors, and many other factors, will influence the price you will receive if you sell your notes before maturity, including the price you may receive for your notes in any market making transaction. If you sell your notes before maturity, you may receive less than the principal amount of your notes or the amount you may receive at maturity.

You cannot predict the future performance of the basket commodities based on their historical performance. The actual performance of the basket commodities over the life of the offered notes or the payment at maturity may bear little or no relation to the historical closing prices of the basket commodities or to the hypothetical examples shown elsewhere in this pricing supplement.

Your Notes May Not Have an Active Trading Market

Your notes will not be listed or displayed on any securities exchange or included in any interdealer market quotation system, and there may be little or no secondary market for your notes. Even if a secondary market for your notes develops, it may not provide significant liquidity and we expect that transaction costs in any secondary market would be high. As a result, the difference between bid and asked prices for your notes in any secondary market could be substantial.

If the Values of the Basket Commodities Change, the Market Value of Your Notes May Not Change in the Same Manner

The price of your notes may move quite differently than the performance of the basket commodities. Changes in the value of one or more of the basket commodities may not result in a comparable change in the market value of your notes. Even if the value of one or more of the basket commodities increases above its initial basket commodity price during some portion of the life of the notes, the market value of your notes may not reflect this amount. We discuss some of the reasons for this disparity under “— The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors” above.

You Have No Rights with Respect to the Basket Commodities, or the Commodities Underlying the Basket Commodities, or Rights to Receive the Basket Commodities or the Commodities Underlying the Basket Commodities

Investing in your notes will not make you a holder of the basket commodities or the commodities underlying the basket commodities.  Neither you nor any other holder or owner of your notes will have any rights with respect to the basket commodities or the commodities underlying the basket commodities.  Any amounts

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payable on your notes will be made in cash, and you will have no right to receive the basket commodities, or the commodity underlying the basket commodities.

You Will Not Have Any Rights Against the Publishers of the Prices of the Basket Commodities

You will have no rights against the publishers of the prices of the basket commodities, even though the amount you receive at maturity will depend on the performance of the basket commodities from the pricing date to the valuation date. The publishers of the prices of the basket commodities are not in any way involved in this offering and have no obligations relating to the notes or to the holders of the notes. You will not own or have any beneficial or other legal interest in, and will not be entitled to any rights with respect to, WTI crude oil, Brent Crude oil, natural gas, gasoline, corn, soybeans, copper or gold or options, swaps or futures based upon the prices of the basket commodities.

We May Sell an Additional Aggregate Stated Principal Amount of the Notes at a Different Issue Price

At our sole option, we may decide to sell an additional aggregate stated principal amount of the notes subsequent to the date of this pricing supplement. The issue price of the notes in the subsequent sale may differ substantially (higher or lower) from the original issue price you paid as provided on the cover of this pricing supplement.

If You Purchase Your Notes at a Premium to Stated Principal Amount, the Return on Your Investment Will Be Lower Than the Return on Notes Purchased at Stated Principal Amount and the Impact of Certain Key Terms of the Notes Will be Negatively Affected

The payment at maturity will not be adjusted based on the issue price you pay for the notes. If you purchase notes at a price that differs from the stated principal amount of the notes, then the return on your investment in such notes held to the stated maturity date will differ from, and may be substantially less than, the return on notes purchased at stated principal amount. If you purchase your notes at a premium to stated principal amount and hold them to the stated maturity date the return on your investment in the notes will be lower than it would have been had you purchased the notes at stated principal amount or a discount to stated principal amount.

Risks Related to Conflicts of Interest

Other Investors May Not Have the Same Interests as You

Other investors in the notes are not required to take into account the interests of any other investor in exercising remedies or voting or other rights in their capacity as securityholders. The interests of other investors may, in some circumstances, be adverse to your interests. Further, other investors in the market may take short positions (directly or indirectly through derivative transactions) on assets that are the same or similar to your notes or the basket commodities, which may adversely impact the market for or value of your notes.

Hedging Activities by Goldman Sachs or Our Distributors May Negatively Impact Investors in the Notes and Cause Our Interests and Those of Our Clients and Counterparties to be Contrary to Those of Investors in the Notes

Goldman Sachs has hedged or expects to hedge our obligations under the notes by purchasing listed or over-the-counter options, futures and/or other instruments linked to the basket commodities. Goldman Sachs also expects to adjust the hedge by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to the basket commodities, at any time and from time to time, and to unwind the hedge by selling any of the foregoing on or before the valuation date for your notes. Alternatively, Goldman Sachs may hedge all or part of our obligations under the notes with unaffiliated distributors of the notes which we expect will undertake similar market activity. Goldman Sachs may also enter into, adjust and unwind hedging transactions relating to other index-linked securities whose returns are linked to changes in the value of the basket commodities.

In addition to entering into such transactions itself, or distributors entering into such transactions, Goldman Sachs may structure such transactions for its clients or counterparties, or otherwise advise or assist clients or counterparties in entering into such transactions. These activities may be undertaken to achieve a variety of

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

objectives, including: permitting other purchasers of the notes or other securities to hedge their investment in whole or in part; facilitating transactions for other clients or counterparties that may have business objectives or investment strategies that are inconsistent with or contrary to those of investors in the notes; hedging the exposure of Goldman Sachs to the notes including any interest in the notes that it reacquires or retains as part of the offering process, through its market-making activities or otherwise; enabling Goldman Sachs to comply with its internal risk limits or otherwise manage firmwide, business unit or product risk; and/or enabling Goldman Sachs to take directional views as to relevant markets on behalf of itself or its clients or counterparties that are inconsistent with or contrary to the views and objectives of the investors in the notes.

Any of these hedging or other activities may adversely affect the values of the basket commodities and therefore the market value of your notes and the amount we will pay on your notes at maturity. In addition, you should expect that these transactions will cause Goldman Sachs or its clients, counterparties or distributors to have economic interests and incentives that do not align with, and that may be directly contrary to, those of an investor in the notes. Neither Goldman Sachs nor any distributor will have any obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes, and may receive substantial returns on hedging or other activities while the value of your notes declines. In addition, if the distributor from which you purchase notes is to conduct hedging activities in connection with the notes, that distributor may otherwise profit in connection with such hedging activities and such profit, if any, will be in addition to the compensation that the distributor receives for the sale of the notes to you. You should be aware that the potential to earn fees in connection with hedging activities may create a further incentive for the distributor to sell the notes to you in addition to the compensation they would receive for the sale of the notes.

Goldman Sachs’ Trading and Investment Activities for its Own Account or for its Clients, Could Negatively Impact Investors in the Notes

Goldman Sachs is a global investment banking, securities and investment management firm that provides a wide range of financial services to a substantial and diversified client base that includes corporations, financial institutions, governments and individuals. As such, it acts as an investor, investment banker, research provider, investment manager, investment advisor, market maker, trader, prime broker and lender. In those and other capacities, Goldman Sachs purchases, sells or holds a broad array of investments, actively trades securities, derivatives, loans, commodities, currencies, credit default swaps, indices, baskets and other financial instruments and products for its own account or for the accounts of its customers, and will have other direct or indirect interests, in the global fixed income, currency, commodity, equity, bank loan and other markets. Any of Goldman Sachs’ financial market activities may, individually or in the aggregate, have an adverse effect on the market for your notes, and you should expect that the interests of Goldman Sachs or its clients or counterparties will at times be adverse to those of investors in the notes. GS&Co. and its affiliates actively trade commodities contracts, options on commodities contracts, over-the-counter contracts and other instruments and derivative products based on numerous commodities. Trading in any of the foregoing by GS&Co. and its affiliates and unaffiliated third parties could adversely affect the value of the basket commodities to which your notes are linked which could in turn affect the return on and the value of your notes.

Goldman Sachs regularly offers a wide array of securities, financial instruments and other products into the marketplace, including existing or new products that are similar to your notes, or similar or linked to the basket commodities. Investors in the notes should expect that Goldman Sachs will offer securities, financial instruments, and other products that will compete with the notes for liquidity, research coverage or otherwise.

Additional Risks Related to the Basket Commodities

There Are Risks Associated with an Investment Linked to the Prices of Commodities Generally

The market prices of commodities can be highly volatile. Unlike fixed-income and equity investments, commodity market prices are not related to the value of a future income or earnings stream, and may be subject to rapid fluctuations based on numerous factors, some of which are described below under “—The Basket Commodities May Continue to Be Volatile and Each Basket Commodity May Be Affected by Factors Specific to Its Market, Which May Have an Adverse Effect on the Market Value of Your Notes”. In addition,

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

many commodities are highly cyclical. These factors may have a larger impact on commodity prices and commodity-linked instruments than on instruments linked to traditional fixed-income and equity securities and may create additional investment risks that cause the value of the securities to be more volatile than the values of traditional securities. These and other factors may affect the performance of the basket commodities, and thus the value of your notes, in unpredictable or unanticipated ways.

Commodity Prices as Well as the Basket Commodities May Change Unpredictably, Affecting the Value of Your Notes in Unforeseeable Ways

Commodity prices as well as the basket commodities are affected by a variety of factors, including weather, governmental programs and policies, national and international political, military, terrorist and economic events, changes in interest and exchange rates, regulations in the relevant producer countries and in the commodities and securities markets, hedging, investment and trading activities by market participants, price limitations, position limits and trading halts on the exchange on which the basket commodities trade and trading activities in commodities and related contracts.  These factors may affect the prices of the basket commodities and the value of your notes in varying ways, and different factors may cause the value of the basket commodities to move in inconsistent directions and at inconsistent rates.

The Basket Commodities May Continue to Be Volatile and Each Basket Commodity May Be Affected by Factors Specific to Its Market, Which May Have an Adverse Effect on the Market Value of Your Notes

Investments, such as the notes, linked to the prices of commodities, such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below:

•

WTI crude oil. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, weather and natural events, accidents, damage to pipelines (including by oil theft), acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil. As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

In addition, the prices of WTI crude oil futures contracts may be near zero, zero or negative, which can occur rapidly and unexpectedly. For example, in April 2020, a collapse of demand for fuel contributed to an oversupply of crude oil that rapidly filled most available oil storage facilities. Storage shortages meant that market participants that had contracted to buy and take delivery of crude oil were at risk of default under the terms of the May 2020 NYMEX WTI crude oil futures contract. The scarcity of storage resulted in some market participants selling their futures contracts at a negative price (effectively paying another market participant to accept delivery of the crude oil referenced by the relevant contracts). As a result, for the first time in history, crude oil futures contracts traded below zero. On April 20, 2020, the last trading

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

day before expiration of the May 2020 WTI crude oil futures contract, prices of that contract fell to negative $37.63. See “The Basket and the Basket Commodities”.

•

Brent crude oil. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, weather and natural events, accidents, damage to pipelines (including by oil theft), acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities. The price of Brent crude oil futures has experienced very severe price fluctuations over the recent past and there can be no assurance that this extreme price volatility will not continue in the future. See “The Basket and the Basket Commodities”.

•

Natural gas. Natural gas is used primarily for residential and commercial heating and in the production of electricity. Natural gas has also become an increasingly popular source of energy in the United States, both for consumers and industry. However, because natural gas can be used as a substitute for coal and oil in certain circumstances, the price of coal and oil influence the price of natural gas. The level of global industrial activity influences the demand for natural gas. The demand for natural gas has traditionally been cyclical, with higher demand during the winter months and lower demand during relatively warmer summer months. Seasonal temperatures in countries throughout the world can also heavily influence the demand for natural gas. The world’s supply of natural gas is concentrated in the former Soviet Union, the Middle East, Europe and Africa. In general, the supply of natural gas is based on competitive market forces. Inadequate supply at any one time leads to price increases, which signal to production companies the need to increase the supply of natural gas to the market. The ability of production companies to supply natural gas, however, is dependent on a number of factors. Factors that affect the short term supply of natural gas include the availability of skilled workers and equipment, permitting and well development, as well as weather and delivery disruptions (e.g., hurricanes, labor strikes and wars). In addition, production companies face more general barriers to their ability to increase the supply of natural gas, including access to land, the expansion of pipelines and the financial environment. These factors, which are not exhaustive, are interrelated and can have complex and unpredictable effects on the supply for, and the price of, natural gas.

•

Gasoline. New York Harbor RBOB Gasoline is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity. In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe. Further, as New York Harbor RBOB Gasoline is derived from crude oil, the price of crude oil also influences the price of New York Harbor RBOB Gasoline. Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil. Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel. Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels. Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

economic conditions. Demand is also influenced by government regulations, such as environmental or consumption policies, including tax policies. In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world. Such events tend to affect oil prices worldwide, regardless of the location of the event. Supply for crude oil may increase or decrease depending on many factors. These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers. In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents, acts of terrorism or cyberattacks, prices of oil futures contracts could become extremely volatile and unpredictable. Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.

•

Corn. The demand for corn is in part linked to the development of industrial and energy uses for corn. This includes the use of corn in the production of ethanol. The demand for corn is also affected by the production and profitability of the pork and poultry sectors, which use corn for feed. Negative developments in those industries may lessen the demand for corn. For example, if avian flu were to have a negative effect on world poultry markets, the demand for corn might decrease. The supply of corn is dependent on many factors including weather patterns, government regulation, the price of fuel and fertilizers and the current and previous price of corn. The United States is the world’s largest supplier of corn, followed by China and Brazil. The supply of corn is particularly sensitive to weather patterns in the United States and China. In addition, technological advances could lead to increases in worldwide production of corn and corresponding decreases in the price of corn.

•

Soybeans. Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans. In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and trade, fiscal and monetary issues, more generally. Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals. Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand. In addition, substitution of other commodities for soybeans could also impact the price of soybeans. The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions and the price of fuel, seeds and fertilizers. In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans. The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

•

Copper. Demand for copper is significantly influenced by the level of global industrial economic activity. Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors. In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development. An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels. There are substitutes for copper in various applications. Their availability and price will also affect demand for copper. The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia. The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters, and the cost and availability of transportation from a copper-producing country or region to a copper-consuming country or region. In previous years, copper supply has been affected by technical issues at mines, strikes, financial problems and terrorist activity. Copper price may also be affected by changes in expectations regarding the availability and cost of copper, which is influenced by such factors as: (i) changes in technology used in the extraction and processing of copper ore and the recovery and recycling of copper from above ground stock; (ii) changes in law and regulation relating to that extraction, processing, recovery and recycling, including environmental and health and safety laws and regulations; (iii) changes in current reserves, including proven and probable

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

reserves; and (iv) changes in estimates for long term copper prices, which may affect the economic viability of the extraction of reserves. It is not possible to predict the aggregate effect of all or any combination of these factors. See “The Basket and the Basket Commodities”.

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Gold. The price of gold to which the return on the notes is linked, in part, is the afternoon London gold price per troy ounce of gold for delivery in London through a member of the LBMA authorized to effect such delivery. The market for gold bullion is global, and gold prices are subject to volatile price movements over short periods of time. Specific factors affecting the price of gold include economic factors, including, among other things, the structure of and confidence in the global monetary system, expectations of the future rate of inflation, the relative strength of, and confidence in, the U.S. dollar (the currency in which the price of gold is generally quoted), interest rates and gold borrowing and lending rates, and global or regional economic, financial, political, regulatory, judicial or other events, as well as wars and political and civil upheavals. Gold prices may also be affected by industry factors such as industrial and jewelry demand, lending, sales and purchases of gold by the official sector, including central banks and other governmental agencies and multilateral institutions that hold gold, sales of gold recycled from jewelry, as opposed to newly produced gold, in particular as the result of financial crises, levels of gold production and production costs in major gold producing nations such as China, the United States and Australia, non-concurrent trading hours of gold markets and short-term changes in supply and demand because of trading activities in the gold market. It is not possible to predict the aggregate effect of all or any combination of these factors. Gold prices may also be affected by the degree to which consumers, governments, corporate and financial institutions hold physical gold as a safe haven asset (hoarding) which may be caused by a banking crisis/recovery, a rapid change in the value of other assets (both financial and physical) or changes in the level of geopolitical tension. The price of gold may be, and has recently been, extremely volatile, and we can give you no assurance that the volatility will lessen. See “The Basket and the Basket Commodities”.

Additionally, recently, prior to and since Russia’s further invasion of Ukraine, the prices of oil, corn and soybeans, including the prices of WTI crude oil futures contracts, Brent crude oil futures contracts, gasoline futures contracts, corn futures contracts and soybeans futures contracts, have been volatile and increased significantly. This conflict has led to disruptions in the supply of oil, fertilizer, corn and soybeans and caused fluctuations in the prices of oil and agricultural commodities, and changing geopolitical conditions and political events in Europe, the Middle East and elsewhere are likely to cause continued volatility in the prices of such commodities. In addition, on March 8, 2022, the U.S. Government issued an executive order banning the import of Russian oil to the United States. The U.S. Congress has also passed legislation to ban imports of Russian oil. These actions, and similar governmental, regulatory or legislative actions in the United States or in other jurisdictions, including, without limitation, sanctions-related actions by the U.S. or foreign governments, could cause prices of oil futures contracts and agricultural futures contracts to become even more volatile and unpredictable. Any of these developments could adversely affect the price of WTI crude oil futures, Brent crude oil futures, gasoline futures, corn futures and soybean futures, and, therefore, the value of the notes and the payment at maturity.

There Are Specific Risks Associated with WTI Crude Oil and Brent Crude Oil and the WTI Crude Oil Futures Contract and the Brent Crude Futures Contract

Oil prices are currently experiencing high volatility and have also been highly volatile in the past.

Oil prices are affected by numerous factors, including oil supply and demand, the level of global industrial activity, the driving habits of consumers, political events and policies, regulations, weather, fiscal, monetary and exchange control programs, and, especially, direct government intervention such as embargoes, and supply disruptions in major producing or consuming regions such as the Middle East, the United States, Latin America, Russia, Ukraine and Nigeria. The outcome of meetings of the Organization of Petroleum Exporting Countries also can affect liquidity and world oil supply and, consequently, the value of the basket commodities. Market expectations about these events and trading activity also may cause oil prices to fluctuate unpredictably. If the volatility of crude oil increases or decreases, the volatility of the basket

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commodities may also increase or decrease, and the market value of, and amount payable on, your notes may be adversely affected.

Furthermore, a significant proportion of world oil production capacity is controlled by a small number of producers. These producers have, in certain periods, implemented curtailments of or increases in output and trade. These efforts at supply control could adversely affect the closing prices of the basket commodities and the market value of, and amount payable on, your notes. Additionally, actions taken by consuming nations, such as the releases of oil reserves, may occur in a way that is not predictable and could adversely affect the price of crude oil, the closing prices of the basket commodities and the market value of, and amount payable on, your notes.

Also, the production and pricing of substitute products for crude oil, such as shale oil, as well as development of new substitute products for crude oil, could adversely affect the closing prices of the basket commodities and the market value of, and amount payable on, your notes. Increases in the price of crude oil may drive increased production of substitute products, such as shale oil, which may cause the price of crude oil to decline.

Your Notes Are Linked, in Part, to the Futures Contracts on WTI Crude Oil, Brent Crude, Natural Gas, Gasoline, Corn and Soybean and Not to the Spot Prices of the Respective Physical Commodities

The return on your notes will be related, in part, to the performance of the futures contracts on WTI crude oil, brent crude, natural gas, gasoline, corn and soybeans and not the spot prices of the respective physical commodities. The price of a commodity futures contract reflects the expected value of the commodity upon delivery in the future, whereas the spot price of a physical commodity reflects the immediate delivery value of the commodity. A variety of factors can lead to a disparity between the expected future price of a commodity and the spot price at a given point in time, such as the cost of storing, transporting or handling the commodity for the term of the commodity futures contract, interest charges incurred to finance the purchase of the commodity and expectations concerning supply and demand for the commodity. The price movement of a commodity futures contract is typically correlated with the movements of the spot price of the reference physical commodity, but the correlation is generally imperfect and price moves in the spot market may not be reflected in the futures market (and vice versa). Accordingly, your notes may underperform a similar investment that more directly reflects the return on the physical commodity.

If the First Nearby Futures Contract is Used to Calculate the Closing Price of a Basket Commodity Futures Contract, Such Closing Price May Be More Volatile Than if Another Nearby Futures Contract Had Been Used

The settlement price that will be used to calculate the closing price of a basket commodity futures contract on the valuation date will be the price of the first nearby futures contract of such basket commodity futures contract, unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby futures contract of such basket commodity futures contract, in which case the second nearby futures contract of such basket commodity futures contract will be used.

The price of a commodity futures contract is typically at its most volatile as the futures contract approaches maturity. In the event the first nearby futures contract is used to determine the closing price of the basket commodity futures contracts on the valuation date, the closing price of each such basket commodity futures contract may therefore be more volatile than if another nearby futures contract with a longer maturity had been used.

If the Second Nearby Futures Contract For a Basket Commodity Futures Contract is Used on the Valuation Date, Any Downward Trend In Its Underlying Commodity May Be Amplified Relative to the First Nearby Futures Contract Of Such Basket Commodity Futures Contract

As we describe elsewhere in this pricing supplement, the settlement price that will be used to calculate the closing price of the a basket commodity futures contract on the valuation date will be the price of the first nearby futures contract of such basket commodity futures contract, unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby futures contract of such basket commodity futures contract, in which case the second nearby futures contract of such basket commodity futures contract will be used.

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As a commodity futures contract nears maturity, the price of such commodity futures contract tends to approximate the spot price for its underlying commodity. However, the price of a commodity futures contract with a longer maturity may reflect longer-term trends in its underlying commodity or market expectations regarding the future price of its underlying commodity.  In the event that the second nearby future contracts for a basket commodity futures contract is used to determine the closing price of such basket commodity futures contract on the valuation date, the closing price of such basket commodity futures contract may therefore be lower than if the first nearby futures contract of such basket commodity futures contract had been used.

The LME May Change the Rules of any of its Markets at Any Time

A number of markets including the LME and financial benchmarks have come under increasing pressure regarding price discovery, transparency of pricing, integrity and governance. The LME conducted an internal audit in 2014 and concluded at that time that the ring (the LME’s open-outcry trading) met the International Organization of Securities Commissions published principles for financial benchmarks, which include recommendations for changes to benchmark governance, quality and accountability mechanisms (the “IOSCO Principles”). The LME indicated that it would continue to conduct internal and external audits and it would continue to make changes as necessary. The LME also noted that the ring would need enhancements to keep pace with the changing marketplace and LME’s other trading venues (including its electronic venues). LME has since announced and then cancelled plans to close the ring and move entirely to electronic trading. If the LME changes the rules of the ring, including, among other things, by changing the methods pursuant to which the price of the basket commodity is determined, or makes any other changes that may result from the implementation of IOSCO Principles or otherwise (including the implementation of electronic trading mechanisms in lieu of the ring), such changes may result in a sudden or prolonged increase or decrease or heightened volatility in the price of the basket commodity. Any such effects on the price of the basket commodity may adversely affect the value of, and payment at maturity on, your notes. Further, uncertainty as to the extent and manner in which the LME will continue to adopt changes and whether it will continue to support the ring and the timing of such changes may adversely affect the trading market for your notes. See “Supplemental Terms of the Notes - Discontinuance or Modification of an Underlier” on page S-25 of the accompanying commodity terms supplement no. 2,014.

There Are Risks Relating to the Trading Of Metals On the London Metal Exchange

The official cash offer price of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets.  For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any determination date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

Potential Discrepancies, or Future Changes, in the Calculation of the Gold Price Could Have an Adverse Effect on an Investment in the Notes

ICE Benchmark Administration (IBA) is the administrator for the gold price, and IBA provides the auction platform, methodology as well as overall independent administration and governance for the gold price. As the administrator of the gold price, IBA operates an electronic and tradeable auction process. The price formation is in U.S. dollars only and prices are set twice daily at 10:30 a.m. and 3:00 p.m. (London time). Within the process, aggregated gold bids and offers are updated in real-time with the imbalance calculated and the price updated every 30 seconds until the buy and sell orders are matched. If the gold price varies materially from the price of gold determined by other mechanisms, the value of an investment in the notes

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could be adversely impacted. The calculation of the gold price is not an exact process, but is based upon a procedure of matching orders from participants in the auction process and their customers to sell gold with orders from participants in the auction process and their customers to buy gold at particular prices. The gold price does not therefore purport to reflect each buyer or seller of gold in the market, nor does it purport to set a definitive price for gold at which all orders for sale or purchase will take place on that particular day or time. All orders placed into the auction process by the participants will be executed on the basis of the price determined pursuant to the gold price auction process. Any future developments or changes in the determination of the gold price, to the extent they have a material impact on the gold price, could adversely affect an investment in the notes.

Risks Related to Tax

Your Notes Will Be Treated as Debt Instruments Subject to Special Rules Governing Contingent Payment Debt Instruments for U.S. Federal Income Tax Purposes

The notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. individual or taxable entity, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity. This comparable yield is determined solely to calculate the amount on which you will be taxed prior to maturity and is neither a prediction nor a guarantee of what the actual yield will be. In addition, any gain you may recognize on the sale, exchange or maturity of the notes will be taxed as ordinary interest income. If you are a secondary purchaser of the notes, the tax consequences to you may be different. Please see “Supplemental Discussion of Federal Income Tax Consequences” below for a more detailed discussion. Please also consult your tax advisor concerning the U.S. federal income tax and any other applicable tax consequences to you of owning your notes in your particular circumstances.

Foreign Account Tax Compliance Act (FATCA) Withholding May Apply to Payments on Your Notes, Including as a Result of the Failure of the Bank or Broker Through Which You Hold the Notes to Provide Information to Tax Authorities

Please see the discussion under “United States Taxation — Taxation of Debt Securities — Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus for a description of the applicability of FATCA to payments made on your notes.

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

The Basket and the Basket Commodities

The Basket

The basket is composed of eight basket commodities with the following basket commodity weightings within the basket: the WTI crude oil futures contract (12.50% weighting), the Brent Crude futures contract (12.50% weighting), the natural gas futures contract (12.50% weighting), the gasoline futures contract (12.50% weighting), the corn futures contract (12.50% weighting), the soybean futures contract (12.50% weighting), the copper price (12.50% weighting) and the gold price (12.50% weighting).

WTI Crude Oil Futures Contract

In this pricing supplement, when we refer to the WTI crude oil futures contract, we mean the first or second nearby WTI light sweet crude oil futures contract traded on NYMEX, and when we refer to the closing price of the WTI crude oil futures contract, we mean the official U.S. dollar settlement price (expressed in dollars per barrel) of the WTI crude oil futures contract, quoted by NYMEX (Bloomberg: “CL1<Cmdty>” or “CL2 <Cmdty>”, respectively) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying commodity terms supplement no. 2,014.

With respect to the WTI crude oil futures contract, its basket commodity closing price will be the closing price of the first nearby WTI light sweet crude oil futures contract on NYMEX on the valuation date as determined by the calculation agent unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby WTI light sweet crude oil futures contract on NYMEX, as determined by the calculation agent, in which case its basket commodity closing price will be the closing price of the second nearby WTI light sweet crude oil futures contract on NYMEX on such date as determined by the calculation agent, subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-23 of the accompanying commodity terms supplement no. 2,014.

According to NYMEX, West Texas Intermediate (WTI) light sweet crude oil futures and options are the world’s most actively traded energy product and are the deepest and most liquid global energy benchmark, trading nearly 1,200,000 futures and options contracts daily.  NYMEX reports that total open interest in WTI has exceeded 3 million lots, equivalent to more than 3 billion barrels.  Increased access and production of light sweet crude is driven by improved infrastructure and technology as well as procurement of oil from ample shale basins. NYMEX views what it deems as WTI’s superior transparency and convergence to the physical market as enabling investors to make sound judgments on the basis of accurate weekly supply and demand information.  The WTI crude oil futures contract trades in units of 1,000 barrels.  The physical commodity is a blend of several U.S. domestic streams of light sweet crude oil. For the physical commodity, the delivery point in Cushing, Oklahoma is a vital transshipment point, where storage facilities and intersecting pipelines provide easy access to refiners and suppliers. Crude oil flows inbound to Cushing from around the country and outbound through dozens of pipelines.

The WTI crude oil futures contract is listed on NYMEX, which is part of the CME Group.  Monthly crude oil futures are listed for the current year and the next 10 calendar years and two additional contract months. Additional crude oil futures for a new calendar year and two additional contract months are added following the termination of trading in the December contract of the current year. Trading in the WTI crude oil futures contract terminates three business days prior to the 25th calendar day of the month prior to the contract month. If the 25th calendar day is not a business day, trading terminates four business days prior to the 25th calendar day.

Additional information about the WTI crude oil futures contract is available at the following website: cmegroup.com/trading/energy/crude-oil/light-sweet-crude_contract_specifications.html.  We are not incorporating by reference the website or any material it includes in this pricing supplement.

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Brent Crude Futures Contract

In this pricing supplement, when we refer to the Brent Crude futures contract, we mean the first or second nearby ICE Brent Crude futures contract traded on ICE Futures Europe and when we refer to the closing price of the Brent Crude futures contract, we mean the official U.S. dollar settlement price (expressed in dollars per barrel) of the Brent Crude futures contract, quoted by ICE Futures Europe (Bloomberg: “CO1 <Cmdty>” or “CO2 <Cmdty>”, respectively) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying commodity terms supplement no. 2,014.

With respect to the Brent Crude futures contract, its basket commodity closing price will be the closing price of the first nearby ICE Brent Crude Futures contract on ICE Futures Europe on the valuation date as determined by the calculation agent unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby ICE Brent Crude futures contract on ICE Futures Europe, as determined by the calculation agent, in which case its basket commodity closing price will be the closing price of the second nearby ICE Brent Crude futures contract on ICE Futures Europe on such date as determined by the calculation agent, subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-23 of the accompanying commodity terms supplement no. 2,014.

Trading will cease at the end of the designated settlement period on the last business day (a trading day which is not a public holiday in England and Wales) of the second month preceding the relevant contract month (e.g. the March contract month will expire on the last business day of January). If the day on which trading is due to cease would be either: (i) the business day preceding Christmas Day, or (ii) the business day preceding New Year’s Day, then trading shall cease on the next preceding business day.

The ICE Brent Crude future contract is based on a basket of waterborne North Sea crude grades known as Brent-Forties-Oseberg-Ekofisk (BFOE). Up to two thirds of the world’s oil is priced relative to the Brent complex. Sourced in the North Sea and typically refined in Northwest Europe, Brent Crude oil has served as a global benchmark for Atlantic Basin crude oils in general, and low-sulfur (“sweet”) crude oils in particular, since the 1970s. Oil production from Europe, Africa and the Middle East flowing west tends to be priced relative to Brent Crude oil. A maximum of 96 consecutive contract months will be listed at any one time. The futures contracts are a U.S. dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons, based on EFP delivery with an option to cash settle.

The ICE Brent Crude futures contracts are listed on ICE Futures Europe. Additional information about the Brent Crude futures contract is available at the following website: theice.com/products/219/Brent-Crude-Futures. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Natural Gas Futures Contract

In this pricing supplement, when we refer to the natural gas futures contract, we mean the first or second nearby natural gas futures contract traded on NYMEX and when we refer to the closing price of the natural gas futures contract, we mean the official U.S. dollar settlement price (expressed in U.S. dollars per million British thermal units (mmBtu)) quoted by NYMEX of the Henry Hub natural gas futures contract (Bloomberg: NG1 <Cmdty> or “NG2 <Cmdty>”, respectively) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying commodity terms supplement no. 2,014.

With respect to the natural gas futures contract, its basket commodity closing price will be the closing price of the first nearby Henry Hub natural gas futures contract on NYMEX on the valuation date as determined by the calculation agent unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby Henry Hub natural gas futures contract on NYMEX, as determined by the calculation agent, in which case its basket commodity closing price will be the closing price of the second nearby Henry

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Hub natural gas futures contract on NYMEX on such date as determined by the calculation agent, subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-23 of the accompanying commodity terms supplement no. 2,014.

Natural gas is used primarily for residential and commercial heating and in the production of electricity and accounts for almost a quarter of United States energy consumption. The price of the natural gas contract is based on delivery at the Henry Hub, which refers to piping and related facilities owned and/or leased by Sabine Pipe Line LLC near Erath, Louisiana. Natural gas trades in contracts for 10,000 million British thermal units and must meet the specifications set forth in the FERC-approved tariff of Sabine Pipe Line LLC as then in effect at the time of delivery.

The Henry Hub natural gas futures contracts are listed on NYMEX, which is part of the CME Group. Additional information about the natural gas contract is available at the following website: cmegroup.com/trading/energy/natural-gas/natural-gas_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Gasoline Futures Contract

In this pricing supplement, when we refer to the gasoline futures contract, we mean the first or second nearby gasoline futures contract traded on NYMEX and when we refer to the closing price of the gasoline futures contract, we mean the official U.S. dollar settlement price (expressed in U.S. dollars per gallon) quoted by NYMEX of the New York Harbor RBOB Gasoline futures contract (Bloomberg: “XB1 <Cmdty>” or “XB2 <Cmdty>”, respectively) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying commodity terms supplement no. 2,014.

With respect to the gasoline futures contract, its basket commodity closing price will be the closing price of the first nearby New York Harbor RBOB Gasoline futures contract on NYMEX on the valuation date as determined by the calculation agent unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby New York Harbor RBOB Gasoline futures contract on NYMEX, as determined by the calculation agent, in which case its basket commodity closing price will be the closing price of the second nearby New York Harbor RBOB Gasoline futures contract on NYMEX on such date as determined by the calculation agent, subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-23 of the accompanying commodity terms supplement no. 2,014.

New York Harbor RBOB Gasoline conforms to industry standards for reformulated regular gasoline blendstock for blending with 10% denatured fuel ethanol (92% purity) as listed by the Colonial Pipeline for fungible F grade for sales in New York and New Jersey. RBOB is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The futures contracts are a dollar denominated, deliverable contract of 1,000 barrels, which is equal to 42,000 U.S. gallons. Consecutive contract months are listed for the current year and the next three calendar years plus one additional month at any given time. Monthly contracts for a new calendar year will be added following the termination of trading in the December contract of the current year.

The New York Harbor RBOB Gasoline futures contracts are listed on NYMEX, which is part of the CME Group. Additional information about the gasoline contract is available at the following website: cmegroup.com/trading/energy/refined-products/rbob-gasoline_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Corn Futures Contract

In this pricing supplement, when we refer to the corn futures contract, we mean the first or second nearby corn futures contract traded on CBOT and when we refer to the closing price of the corn futures contract, we mean the official U.S. dollar settlement price (expressed in cents per bushel) quoted by CBOT of a corn futures contract during the open outcry session on the trading floor of the CBOT (Bloomberg: “C1 <Cmdty>”

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or “C2 <Cmdty>”, respectively) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying commodity terms supplement no. 2,014.

With respect to the corn futures contract, its basket commodity closing price will be the closing price of the first nearby corn futures contract on CBOT on the valuation date as determined by the calculation agent unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby corn futures contract on CBOT, as determined by the calculation agent, in which case its basket commodity closing price will be the closing price of the second nearby corn futures contract on CBOT on such date as determined by the calculation agent, subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-23 of the accompanying commodity terms supplement no. 2,014.

Corn is a grain that is grown globally and is an ingredient in a diverse range of food products, chemicals and live commodity feed. An increasing percentage of corn is used in biofuel production. Production is extremely concentrated with approximately 33% produced in the United States. The second major global producer of corn is the Peoples’ Republic of China. In the United States, corn trades on the CBOT in 5,000 bushel increments, where delivery is on the No. 2 Yellow at par with substitutions deliverable at various differentials established by the exchange. Contract months are March, May, July, September and December. The corn futures contracts are a dollar denominated, physically settled contract of 5,000 bushels of corn.

The corn futures contracts are listed on the CBOT, which is part of the CME Group. Additional information about the corn contract is available at the following website: cmegroup.com/trading/agricultural/grain-and-oilseed/corn_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Soybean Futures Contract

In this pricing supplement, when we refer to the soybean futures contract, we mean the first or second nearby soybean futures contract traded on CBOT and when we refer to the closing price of the soybean futures contract, we mean the official U.S. dollar settlement price (expressed in cents per bushel) quoted by CBOT of a soybean futures contract during the open outcry session on the trading floor of the CBOT (Bloomberg: “S1 <Cmdty>” or “S2 <Cmdty>”, respectively) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying commodity terms supplement no. 2,014.

With respect to the soybean futures contract, its basket commodity closing price will be the closing price of the first nearby soybean futures contract on CBOT on the valuation date as determined by the calculation agent unless the valuation date falls on or after the last trading day during which trading may take place for the first nearby soybean futures contract on CBOT, as determined by the calculation agent, in which case its basket commodity closing price will be the closing price of the second nearby soybean futures contract on CBOT on such date as determined by the calculation agent, subject to the provisions as described under “Supplemental Terms of the Notes — Consequences of a Non-Trading Day or a Market Disruption Event” on page S-23 of the accompanying commodity terms supplement no. 2,014.

Soybeans are an oilseed legume that are grown globally and are known for their high protein content and high oil content. Because soybeans are high in protein, they are a major ingredient in live commodity feed which accounts for the bulk of their usage. A smaller percentage of the crop is processed for human consumption in the form of products such as soy milk, tofu, and soy flour. A growing percentage of soybean consumption comes from the biofuel sector. Production is extremely concentrated with approximately 80% of global production concentrated within the United States, Brazil and Argentina. Harvest time is in the fall, meaning there are two main harvests per year- one in the Northern Hemisphere and one in the Southern Hemisphere. In the United States, soybeans trade on the CBOT in 5,000 bushel increments where delivery is on the No. 2 Yellow bean at par with substitutions deliverable at various differentials established by the exchange. Contract months are January, March, May, July, August, September and November.

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GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

The soybean futures contracts are listed on the CBOT, which is part of the CME Group. Additional information about the soybean contract is available at the following website: cmegroup.com/trading/agricultural/grain-and-oilseed/soybean_contract_specifications.html. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Questions and Answers Relating to the Commodity Futures Contracts

What Is a Commodity Contract?

A commodity contract is an agreement either to buy or sell a set amount of a physical commodity at a predetermined price and delivery period (which is generally referred to as “delivery month”), or to make and receive a cash payment based on changes in the price of the commodity.  Generally speaking, the return on an investment in commodity contracts is correlated with, but different from, the return on buying and holding physical commodities.

Why Do the Basket Commodities Track Commodity Contracts And Not Physical Commodities?

While holding an inventory of physical commodities may have certain economic benefits (for example, a refinery could use a reserve of crude oil for the continuation of its operations), it also poses administrative burdens and costs, including those arising from the need to store or transport physical commodities. These requirements and costs may prove unattractive to investors who are interested solely in the price movement of commodities. Commodity contracts permit an investor to obtain exposure to the prices of commodities without directly incurring these requirements and costs. However, an investor in commodity contracts can be indirectly exposed to these costs, which may be reflected in the prices of the commodity contracts and therefore in the prices of the basket commodities. In addition, the fact that commodity contracts have publicly available prices allows calculation of the prices of the basket commodities based on these prices. The use of commodity contracts, therefore, allows investors to separate the exposure to price changes from the requirements and costs of ownership of the physical commodity, and thus allows participation in the upside and downside movement of commodity prices independently of the physical commodity itself.

With Respect to a Basket Commodity, If the Price of the Physical Commodity Goes Up, Will the Price of the Futures Contract, Therefore, Also Go Up?

Not necessarily. Your notes are linked to the performances of the basket commodities, rather than the individual physical commodities themselves. Changes in the prices of commodity contracts should generally track changes in the prices of the underlying physical commodities, but, as described above under “Why Do the Basket Commodities Track Commodity Contracts And Not Physical Commodities?”, the prices of commodity contracts might from time to time move in ways or to an extent that differ from movements in physical commodity prices. Therefore, you may observe prices of the physical commodity going up and the price of the respective basket commodity (i.e., the physical commodity’s respective futures contract) not changing in the same way.

What Is the “First Nearby” Futures Contract?

The “first nearby” futures contract refers to the futures contract next scheduled for settlement or delivery that is still available for trading.  The trading of the WTI crude oil futures contract for delivery of WTI crude oil in a given month generally ceases on the third business day prior to the twenty-fifth calendar day of the month preceding the delivery month. If the twenty-fifth calendar day of the month is not a business day, trading terminates four business days prior to the 25th calendar day. The trading of the Brent Crude futures contract for delivery of Brent Crude oil in a given month generally ceases on the last business day of the second month preceding such delivery month. For example, the March Brent Crude futures contract is expected to cease trading on the last business day of January. The trading of the natural gas futures contract for delivery of natural gas in a given month generally ceases on the third last business day of the second month preceding such delivery month. The trading of the corn futures contract and soybean futures contract for delivery of corn and soybean, respectively, in a given month generally ceases on the business day prior to the 15th day of the contract month.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

What is the “Second Nearby” Futures Contract?

The “second nearby” futures contract refers to the next futures contract scheduled for settlement immediately following the settlement of the first nearby ICE futures contract.

Copper Price

In this pricing supplement, when we refer to the copper price, we mean the LME official price, which is the last bid and offer price quoted during the second Ring session, in U.S. dollars, per metric tonne of Grade A Copper, as published by the LME (between 12:30 pm and 12:35 p.m. London time) for cash sellers plus settlement as displayed on Bloomberg page “LOCADY <comdty>” (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying commodity terms supplement no. 2,014.

LME, a member of the HKEx Group, is a world center for the trading of industrial metals. It is self-regulated and is also regulated by the Financial Conduct Authority. The LME first traded copper in 1877, and introduced its current contract specifications, which require Grade A Copper to be traded in lots of 25 tonnes (the price is quoted per tonne). Sellers of physical copper on the LME must deliver Grade A copper shaped in cathodes and having a chemical composition specified by the LME and must deliver an LME-approved brand that is warehoused at an LME-approved storage facility.

Additional information is available at the following website: lme.com/metals/non-ferrous/copper/. We are not incorporating by reference the website or any material it includes in this pricing supplement.

Gold Price

In this pricing supplement, when we refer to the gold price, we mean the official U.S. dollar LBMA Gold Price PM (expressed in dollars per troy ounce) calculated and administered by IBA and published on any trading day by the LBMA (Bloomberg: “GOLDLNPM <cmdty>”) (or any official successor thereto), as it may be modified, replaced or adjusted from time to time as described under “Supplemental Terms of the Notes — Discontinuance or Modification of an Underlier” on page S-27 of the accompanying commodity terms supplement no. 2, 014.

Although the market for physical gold is global, most over the counter market trades are cleared through London. In addition to coordinating market activities, the LBMA acts as the principal point of contact between the market and its regulators. A primary function of the LBMA is its involvement in the promotion of refining standards by maintenance of the “London Good Delivery Lists,” which are the lists of LBMA accredited melters and assayers of gold. The LBMA also coordinates market clearing and vaulting, promotes good trading practices and develops standard documentation.

IBA, on behalf of LBMA, has assumed responsibility for establishing the LBMA Gold Price as of March 20, 2015. In April 2017, IBA introduced central clearing to the gold auction. Central clearing removes the need for firms to have large bilateral credit lines in place with each other in order to become a direct participant. This opens up the auction to a broader cross section of the market and also facilitates greater volume in the auction.

IBA operates electronic auctions for spot, unallocated Loco London gold (gold bullion that is physically held in London), providing a market-based platform for buyers and sellers to trade. The auctions are run at 10:30am and 3:00pm London time. The final auction price is published to the market as LBMA Gold Price AM and LBMA Gold Price PM.

The price formation for the gold auction is in USD only. The final price is converted into the benchmark in other currencies including: Australian Dollars; British Pounds, Canadian Dollars, Euros, Onshore and Offshore Yuan, Indian Rupees, Japanese Yen, Malaysian Ringgit, Russian Rubles, Singapore Dollars, South African Rand, Swiss Francs, New Taiwan Dollars, Thai Baht and Turkish Lira. The benchmarks in other currencies are not tradeable directly through the auction.

The methodology is reviewed by the Precious Metals Oversight Committee as documented in its Terms of Reference. The frequency of reviews is set by the Oversight Committee through its Calendar of Agenda Items.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

The auctions run in rounds of 30 seconds. At the start of each round, IBA publishes a price for that round. Participants then have 30 seconds to enter, change or cancel their orders (how much gold they want to buy or sell at that price). At the end of each round order entry is frozen and the system checks to see if the difference between buying and selling (the imbalance) is within the imbalance threshold (normally 10,000 oz. for gold).If the imbalance is outside of the threshold at the end of a round, then the auction is not balanced, the price is adjusted and a new round starts. If the imbalance is within the threshold then the auction is finished and the price is set. Any imbalance is shared equally between all direct participants (even if they did not place orders or did not log in) and the net volume for each participant trades at the final price. The final price is then published as the LBMA Gold Price in US Dollars and also converted into the benchmarks in other currencies using foreign exchange rates from when the final round ended.

The prices during the auction are determined by an algorithm that takes into account current market conditions and the activity in the auction. Each auction is actively supervised by IBA staff.

If IBA discovers an error during an auction round, the auction round could be stopped and restarted. If IBA makes an error in an auction which is discovered after an auction is finished, the auction could not be rerun, but IBA could replace the published auction price with a No Publication. If a participant makes an error which is discovered after an auction is finished, the auction could not be rerun. If fewer than three direct participants are present for the auction and IBA therefore publishes a price without conducting an auction but IBA publishes an incorrect price, the incorrect price could be amended if the error were discovered within 30 minutes after publication. If IBA publishes an incorrect non-USD price, the incorrect non-USD price could be amended if the error were discovered within 30 minutes after publication.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Closing Prices of the Basket Commodities and Basket Closing Values

The respective closing prices of the basket commodities have fluctuated in the past and may, in the future, experience significant fluctuations. In particular, the basket commodities have recently experienced extreme and unusual volatility. Any historical upward or downward trend in the closing price of any of the basket commodities during any period shown below is not an indication that the basket commodities are more or less likely to increase or decrease at any time during the life of your notes.

You should not take the historical closing prices of the basket commodities or the historical basket closing values as an indication of the future performance of the basket commodities or the basket, including because of the recent volatility described above.  We cannot give you any assurance that the future performance of the basket commodities or the basket will result in your receiving an amount greater than the outstanding principal amount of your notes on the stated maturity date.

Neither we nor any of our affiliates make any representation to you as to the performances of the basket commodities. Before investing in the offered notes, you should consult publicly available information to determine the values of the basket commodities between the date of this pricing supplement and the date of your purchase of the offered notes and, given the recent volatility described above, you should pay particular attention to recent prices of the basket commodities. The actual performance of each basket commodity over the life of the offered notes, as well as the payment at maturity may bear little relation to the historical closing prices shown below.

The tables below shows the high, low and period end closing prices of the basket commodities for each of the four calendar quarters in 2017, 2018, 2019, 2020 and 2021 and the first three calendar quarters of 2022 (through July 29, 2022). We obtained the closing prices listed in the tables below from Bloomberg Financial Services, without independent verification.

Historical Quarterly High, Low and Period End Closing Prices of the WTI Crude Oil Futures Contract (Based on the Price of the First Nearby WTI Light Sweet Crude Oil Futures Contract)

	High	Low	Period End
2017
Quarter ended March 31	$54.45	$47.70	$50.60
Quarter ended June 30	$53.40	$42.53	$46.04
Quarter ended September 30	$52.22	$44.23	$51.67
Quarter ended December 31	$60.42	$49.29	$60.42
2018
Quarter ended March 31	$66.14	$59.19	$64.94
Quarter ended June 30	$74.15	$62.06	$74.15
Quarter ended September 30	$74.14	$65.01	$73.25
Quarter ended December 31	$76.41	$42.53	$45.33
2019
Quarter ended March 31	$60.23	$46.54	$60.14
Quarter ended June 30	$66.30	$51.14	$58.47
Quarter ended September 30	$62.90	$51.09	$54.07
Quarter ended December 31	$61.72	$52.45	$61.68
2020
Quarter ended March 31	$63.27	$20.09	$20.09
Quarter ended June 30	$40.73	-$37.63	$39.27
Quarter ended September 30	$43.39	$36.76	$40.22
Quarter ended December 31	$49.10	$35.79	$48.40
2021
Quarter ended March 31	$66.09	$47.62	$60.55
Quarter ended June 30	$74.05	$58.65	$73.47
Quarter ended September 30	$75.45	$62.14	$75.03
Quarter ended December 31	$84.65	$65.57	$76.99
2022
Quarter ended March 31	$123.70	$76.08	$107.82

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

	High	Low	Period End
Quarter ended June 30	$122.11	$94.29	$105.76
Quarter ending September 30 (through July 29, 2022)	$108.43	$94.70	$98.62

Historical Quarterly High, Low and Period End Closing Prices of the Brent Crude Futures Contract (Based on the Price of the First Nearby ICE Brent Crude Futures Contract)

	High	Low	Period End
2017
Quarter ended March 31	$57.10	$50.56	$53.53
Quarter ended June 30	$56.23	$44.82	$48.77
Quarter ended September 30	$59.02	$46.71	$56.79
Quarter ended December 31	$67.02	$55.62	$66.87
2018
Quarter ended March 31	$70.53	$62.59	$70.27
Quarter ended June 30	$79.80	$67.11	$79.23
Quarter ended September 30	$82.73	$70.76	$82.73
Quarter ended December 31	$86.29	$50.47	$52.20
2019
Quarter ended March 31	$68.50	$54.91	$67.58
Quarter ended June 30	$74.57	$59.97	$64.74
Quarter ended September 30	$69.02	$56.23	$59.25
Quarter ended December 31	$68.44	$57.69	$68.44
2020
Quarter ended March 31	$68.91	$22.76	$22.76
Quarter ended June 30	$43.08	$19.33	$41.27
Quarter ended September 30	$45.86	$39.61	$42.30
Quarter ended December 31	$52.26	$37.65	$51.34
2021
Quarter ended March 31	$69.63	$51.09	$64.14
Quarter ended June 30	$76.18	$62.15	$74.62
Quarter ended September 30	$79.53	$65.18	$78.31
Quarter ended December 31	$86.40	$68.87	$79.32
2022
Quarter ended March 31	$127.98	$78.98	$113.45
Quarter ended June 30	$123.58	$98.48	$109.03
Quarter ending September 30 (through July 29, 2022)	$111.63	$99.10	$103.97

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Quarterly High, Low and Period End Closing Prices of Natural Gas Futures Contract (Based on the Price of the First Nearby Natural Gas Futures Contract)

	High	Low	Period End
2017
Quarter ended March 31	$3.419	$2.564	$3.190
Quarter ended June 30	$3.424	$2.893	$3.035
Quarter ended September 30	$3.146	$2.774	$3.007
Quarter ended December 31	$3.213	$2.598	$2.953
2018
Quarter ended March 31	$3.509	$2.552	$2.733
Quarter ended June 30	$3.022	$2.656	$2.924
Quarter ended September 30	$3.082	$2.721	$3.008
Quarter ended December 31	$4.837	$3.094	$3.303
2019
Quarter ended March 31	$3.591	$2.551	$2.662
Quarter ended June 30	$2.708	$2.185	$2.308
Quarter ended September 30	$2.681	$2.070	$2.330
Quarter ended December 31	$2.862	$2.172	$2.186
2020
Quarter ended March 31	$2.202	$1.602	$1.690
Quarter ended June 30	$2.134	$1.482	$1.751
Quarter ended September 30	$2.795	$1.641	$2.527
Quarter ended December 31	$3.354	$2.305	$2.422
2021
Quarter ended March 31	$3.219	$2.446	$2.623
Quarter ended June 30	$3.650	$2.456	$3.650
Quarter ended September 30	$5.880	$3.596	$5.867
Quarter ended December 31	$6.312	$3.561	$3.561
2022
Quarter ended March 31	$5.605	$3.717	$5.605
Quarter ended June 30	$9.322	$5.424	$5.424
Quarter ending September 30 (through July 29, 2022)	$8.993	$5.510	$8.229

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Quarterly High, Low and Period End Closing Prices of the Gasoline Futures Contract (Based on the Price of the First Nearby New York Harbor RBOB Gasoline Futures Contract)

	High	Low	Period End
2017
Quarter ended March 31	$1.7001	$1.4875	$1.7001
Quarter ended June 30	$1.7581	$1.4105	$1.5152
Quarter ended September 30	$2.1399	$1.4984	$1.6065
Quarter ended December 31	$1.8300	$1.5553	$1.7992
2018
Quarter ended March 31	$2.0336	$1.6785	$2.0179
Quarter ended June 30	$2.2702	$1.9547	$2.1791
Quarter ended September 30	$2.1623	$1.9510	$2.1012
Quarter ended December 31	$2.1378	$1.2488	$1.3262
2019
Quarter ended March 31	$1.9557	$1.3256	$1.8956
Quarter ended June 30	$2.1321	$1.6861	$1.9425
Quarter ended September 30	$2.0052	$1.4705	$1.6049
Quarter ended December 31	$1.7537	$1.5455	$1.7283
2020
Quarter ended March 31	$1.7544	$0.4118	$0.5855
Quarter ended June 30	$1.2994	$0.5103	$1.2001
Quarter ended September 30	$1.3959	$1.0949	$1.2008
Quarter ended December 31	$1.4120	$1.0495	$1.4120
2021
Quarter ended March 31	$2.1500	$1.3729	$1.9890
Quarter ended June 30	$2.2809	$1.9518	$2.2444
Quarter ended September 30	$2.3659	$2.0236	$2.2536
Quarter ended December 31	$2.5168	$1.9511	$2.2968
2022
Quarter ended March 31	$3.6826	$2.2565	$3.3250
Quarter ended June 30	$4.2762	$3.0031	$3.6498
Quarter ending September 30 (through July 29, 2022)	$3.6878	$3.1500	$3.4881

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Quarterly High, Low and Period End Closing Prices of Corn Futures Contract (Based on the Price of the First Nearby Corn Futures Contract)

	High	Low	Period End
2017
Quarter ended March 31	378.75¢	354.50¢	364.25¢
Quarter ended June 30	387.75¢	356.75¢	370.50¢
Quarter ended September 30	392.25¢	329.50¢	355.25¢
Quarter ended December 31	353.75¢	335.75¢	350.75¢
2018
Quarter ended March 31	388.75¢	346.25¢	387.75¢
Quarter ended June 30	408.50¢	345.00¢	350.25¢
Quarter ended September 30	372.25¢	331.25¢	356.25¢
Quarter ended December 31	385.50¢	356.00¢	375.50¢
2019
Quarter ended March 31	383.00¢	352.50¢	356.50¢
Quarter ended June 30	454.75¢	342.50¢	420.25¢
Quarter ended September 30	454.25¢	340.75¢	388.00¢
Quarter ended December 31	397.75¢	357.75¢	388.25¢
2020
Quarter ended March 31	393.75¢	335.25¢	341.25¢
Quarter ended June 30	338.50¢	302.75¢	338.50¢
Quarter ended September 30	379.00¢	307.75¢	379.00¢
Quarter ended December 31	474.50¢	379.50¢	474.50¢
2021
Quarter ended March 31	565.00¢	483.75¢	539.25¢
Quarter ended June 30	772.75¢	553.25¢	720.00¢
Quarter ended September 30	719.75¢	495.75¢	536.75¢
Quarter ended December 31	614.75¢	512.25¢	596.00¢
2022
Quarter ended March 31	764.50¢	587.50¢	738.00¢
Quarter ended June 30	818.25¢	727.00¢	743.75¢
Quarter ending September 30 (through July 29, 2022)	781.25¢	564.25¢	616.25¢

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Quarterly High, Low and Period End Closing Prices of Soybean Futures Contract (Based on the Price of the First Nearby Soybean Futures Contract)

	High	Low	Period End
2017
Quarter ended March 31	1,075.00¢	946.00¢	946.00¢
Quarter ended June 30	976.25¢	904.00¢	942.25¢
Quarter ended September 30	1,025.25¢	921.75¢	968.25¢
Quarter ended December 31	1,008.50¢	945.75¢	951.75¢
2018
Quarter ended March 31	1,066.75¢	940.50¢	1,044.75¢
Quarter ended June 30	1,060.75¢	858.50¢	858.50¢
Quarter ended September 30	903.75¢	814.00¢	845.50¢
Quarter ended December 31	920.00¢	833.50¢	882.75¢
2019
Quarter ended March 31	925.25¢	877.75¢	884.25¢
Quarter ended June 30	915.50¢	791.00¢	899.75¢
Quarter ended September 30	913.25¢	843.25¢	906.00¢
Quarter ended December 31	940.50¢	870.50¢	939.50¢
2020
Quarter ended March 31	944.25¢	821.75¢	882.25¢
Quarter ended June 30	884.25¢	826.00¢	884.25¢
Quarter ended September 30	1,043.50¢	870.25¢	1,023.50¢
Quarter ended December 31	1,303.75¢	1,020.75¢	1,303.75¢
2021
Quarter ended March 31	1,441.25¢	1,311.75¢	1,366.75¢
Quarter ended June 30	1,660.50¢	1,329.75¢	1,450.00¢
Quarter ended September 30	1,454.75¢	1,256.00¢	1,256.00¢
Quarter ended December 31	1,362.50¢	1,178.00¢	1,327.75¢
2022
Quarter ended March 31	1,718.75¢	1,344.00¢	1,664.00¢
Quarter ended June 30	1,769.00¢	1,582.00¢	1,675.00¢
Quarter ending September 30 (through July 29, 2022)	1,641.00¢	1,418.50¢	1,637.00¢

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Quarterly High, Low and Period End Closing Prices of Copper Price

	High	Low	Period End
2017
Quarter ended March 31	$6,145.00	$5,500.50	$5,849.00
Quarter ended June 30	$5,907.50	$5,466.00	$5,907.50
Quarter ended September 30	$6,904.00	$5,780.00	$6,485.00
Quarter ended December 31	$7,216.00	$6,447.00	$7,157.00
2018
Quarter ended March 31	$7,202.50	$6,500.00	$6,685.00
Quarter ended June 30	$7,262.50	$6,625.00	$6,646.00
Quarter ended September 30	$6,595.00	$5,823.00	$6,180.00
Quarter ended December 31	$6,325.00	$5,931.50	$6,018.00
2019
Quarter ended March 31	$6,572.00	$5,811.00	$6,485.00
Quarter ended June 30	$6,509.00	$5,756.00	$5,972.00
Quarter ended September 30	$6,066.00	$5,537.00	$5,728.00
Quarter ended December 31	$6,211.00	$5,599.00	$6,183.50
2020
Quarter ended March 31	$6,300.50	$4,617.50	$4,763.00
Quarter ended June 30	$6,038.00	$4,772.00	$6,038.00
Quarter ended September 30	$6,837.00	$6,016.50	$6,610.00
Quarter ended December 31	$7,964.00	$6,409.50	$7,803.50
2021
Quarter ended March 31	$9,614.50	$7,755.50	$8,788.50
Quarter ended June 30	$10,724.50	$8,768.00	$9,385.00
Quarter ended September 30	$9,781.00	$8,775.50	$9,041.00
Quarter ended December 31	$10,652.00	$9,091.50	$9,715.00
2022
Quarter ended March 31	$10,730.00	$9,565.00	$10,390.50
Quarter ended June 30	$10,426.00	$8,245.00	$8,245.00
Quarter ending September 30 (through July 29, 2022)	$7,975.50	$7,000.00	$7,800.50

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Quarterly High, Low and Period End Closing Prices of Gold Price

	High	Low	Period End
2017
Quarter ended March 31	$1,257.40	$1,160.40	$1,247.30
Quarter ended June 30	$1,294.40	$1,214.30	$1,240.70
Quarter ended September 30	$1,346.00	$1,208.60	$1,281.50
Quarter ended December 31	$1,306.30	$1,238.50	$1,306.30
2018
Quarter ended March 31	$1,362.40	$1,302.90	$1,322.80
Quarter ended June 30	$1,356.50	$1,247.80	$1,251.30
Quarter ended September 30	$1,258.10	$1,176.20	$1,191.50
Quarter ended December 31	$1,279.90	$1,184.40	$1,279.90
2019
Quarter ended March 31	$1,343.30	$1,279.10	$1,293.00
Quarter ended June 30	$1,414.90	$1,269.30	$1,409.70
Quarter ended September 30	$1,550.30	$1,385.60	$1,465.70
Quarter ended December 31	$1,514.50	$1,452.10	$1,514.50
2020
Quarter ended March 31	$1,674.50	$1,477.30	$1,622.00
Quarter ended June 30	$1,793.00	$1,578.20	$1,793.00
Quarter ended September 30	$2,051.50	$1,773.20	$1,887.50
Quarter ended December 31	$1,950.30	$1,775.70	$1,891.00
2021
Quarter ended March 31	$1,952.70	$1,677.70	$1,683.90
Quarter ended June 30	$1,907.50	$1,726.50	$1,770.80
Quarter ended September 30	$1,831.20	$1,721.50	$1,755.30
Quarter ended December 31	$1,869.70	$1,754.60	$1,812.70
2022
Quarter ended March 31	$2,040.10	$1,784.90	$1,933.50
Quarter ended June 30	$1,976.75	$1,809.50	$1,817.00
Quarter ending September 30 (through July 29, 2022)	$1,808.40	$1,700.70	$1,753.40

The graphs below show the daily historical closing prices of the basket commodities from January 1, 2017 through July 29, 2022. As a result, the following graphs do not reflect the global financial crisis which began in 2008, which had a materially negative impact on the price of most commodities and, as a result, the price of most commodity futures contracts. We obtained the closing prices in the graphs below from Bloomberg Financial Services, without independent verification.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Performance of the WTI Crude Oil Futures Contract (Based on the Price of the First Nearby WTI Light Sweet Corn Oil Futures Contract)

Historical Performance of the Brent Crude Futures Contract (Based on the Price of the First Nearby ICE Brent Crude Futures Contract)

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Performance of the Natural Gas Futures Contract (Based on the Price of the First Nearby Henry Hub Natural Gas Futures Contract)

Historical Performance of the Gasoline Futures Contract (Based on the Price of the First Nearby New York Harbor RBOB Gasoline Futures Contract)

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Performance of the Corn Futures Contract (Based on the Price of the First Nearby Corn Futures Contract)

Historical Performance of the Soybean Futures Contract (Based on the Price of the First Nearby Soybean Futures Contract)

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Performance of Copper Price

12000
10000
8000
6000
4000
2000
0
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21
Jan-22

Historical Performance of Gold Price

2500
2000
1500
1000
500
0
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21
Jan-22

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Historical Basket Values

The following graph is based on the basket closing value for the period from January 1, 2017 through July 29, 2022 assuming that the basket closing value was 100 on January 1, 2017. We derived the basket closing values based on the method to calculate the basket closing value as described in this pricing supplement and on actual closing prices of the basket commodities on the relevant date. The basket closing value has been normalized such that its hypothetical value on January 1, 2017 was 100. As noted in this pricing supplement, the initial basket value will be set at 100 on the pricing date. The basket closing value can increase or decrease due to changes in the values of the basket commodities.

Historical Performance of the Basket

250
200
150
100
50
0
Jan-17
Jan-18
Jan-19
Jan-20
Jan-21
Jan-22

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Supplemental Discussion of Federal Income Tax Consequences

The following section supplements the discussion of U.S. federal income taxation in the accompanying prospectus.

The following section is the opinion of Sidley Austin llp, counsel to GS Finance Corp. and The Goldman Sachs Group, Inc. It applies to you only if you hold your notes as a capital asset for tax purposes. This section does not apply to you if you are a member of a class of holders subject to special rules, such as:

•	a dealer in securities or currencies;
•	a trader in securities that elects to use a mark-to-market method of accounting for your securities holdings;
•	a bank;
•	a regulated investment company;
•	a life insurance company;
•	a tax-exempt organization;
•	a partnership;
•	an accrual method taxpayer subject to special tax accounting rules as a result of its use of financial statements;
•	a person that owns the notes as a hedge or that is hedged against interest rate risks;
•	a person that owns the notes as part of a straddle or conversion transaction for tax purposes; or
•	a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar.

This section is based on the U.S. Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

You should consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

United States Holders

This subsection describes the tax consequences to a United States holder. You are a United States holder if you are a beneficial owner of notes and you are:

•	a citizen or resident of the United States;
•	a domestic corporation;
•	an estate whose income is subject to U.S. federal income tax regardless of its source; or
•

a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust.

If you are not a United States holder, this section does not apply to you and you should refer to “— Non-United States Holders” below.

Your notes will be treated as debt instruments subject to special rules governing contingent payment debt instruments for U.S. federal income tax purposes. Under those rules, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining as of the issue date a payment schedule that would produce the

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

comparable yield. These rules will generally have the effect of requiring you to include amounts in income in respect of your notes over their term based on the comparable yield for the notes, even though you will not receive any payments from us until maturity.

We have determined that the comparable yield for the notes is equal to 3.8597% per annum, compounded semi-annually with a projected payment at maturity of $1,121.29 based on an investment of $1,000.

Based on this comparable yield, if you are an initial holder that holds a note until maturity and you pay your taxes on a calendar year basis, we have determined that you would be required to report the following amounts as ordinary income, not taking into account any positive or negative adjustments you may be required to take into account based on the actual payments on the notes, from the note each year:

Accrual Period	Interest Deemed to Accrue During Accrual Period (per $1,000 note)	Total Interest Deemed to Have Accrued from Original Issue Date (per $1,000 note) as of End of Accrual Period
August 3, 2022 through December 31, 2022	$15.76	$15.76
January 1, 2023 through December 31, 2023	$39.58	$55.34
January 1, 2024 through December 31, 2024	$41.12	$96.46
January 1, 2025 through August 1, 2025	$24.83	$121.29

You are required to use the comparable yield and projected payment schedule that we compute in determining your interest accruals in respect of your notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of your notes, and we make no representation regarding the amount of contingent payments with respect to your notes.

If you purchase your notes at a price other than their adjusted issue price determined for tax purposes, you must determine the extent to which the difference between the price you paid for your notes and their adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and reasonably allocate the difference accordingly. The adjusted issue price of your notes will equal your notes’ original issue price plus any interest deemed to be accrued on your notes (under the rules governing contingent payment debt instruments) as of the time you purchase your notes. The original issue price of your notes will be the first price at which a substantial amount of the notes is sold to persons other than bond houses, brokers or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers. Therefore, you may be required to make the adjustments described above even if you purchase your notes in the initial offering if you purchase your notes at a price other than the issue price.

If the adjusted issue price of your notes is greater than the price you paid for your notes, you must make positive adjustments increasing (i) the amount of interest that you would otherwise accrue and include in income each year, and (ii) the amount of ordinary income (or decreasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule; if the adjusted issue price of your notes is less than the price you paid for your notes, you must make negative adjustments, decreasing (i) the amount of interest that you must include in income each year, and (ii) the amount of ordinary income (or increasing the amount of ordinary loss) recognized upon maturity by the amounts allocated under the previous paragraph to each of interest and the projected payment schedule. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange or maturity of your notes in an amount equal to the difference, if any, between the cash amount you receive at such time and your adjusted basis in your notes. In general, your adjusted basis in your notes will equal the amount you paid for your notes, increased by the amount of interest you previously accrued with respect to your notes (in accordance with the comparable yield and the projected payment schedule for your notes), and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make if you purchase your notes at a price other than the adjusted issue price determined for tax purposes.

Any gain you recognize upon the sale, exchange or maturity of your notes will be ordinary interest income. Any loss you recognize at such time will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of your notes, and thereafter, capital loss. If you are a noncorporate holder, you would generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and would generally not be able to carry such ordinary loss forward or back to offset income in other taxable years.

Non-United States Holders

If you are a non-United States holder, please see the discussion under “United States Taxation — Taxation of Debt Securities — Non-United States Holders” in the accompanying prospectus for a description of the tax consequences relevant to you. You are a non-United States holder if you are the beneficial owner of the notes and are, for U.S. federal income tax purposes:

•	a nonresident alien individual;
•	a foreign corporation; or
•	an estate or trust that in either case is not subject to U.S. federal income tax on a net income basis on income or gain from the notes.

The Treasury Department has issued regulations under which amounts paid or deemed paid on certain financial instruments linked to one or more "underlying securities" (“871(m) financial instruments”) that are treated as attributable to U.S.-source dividends could be treated, in whole or in part depending on the circumstances, as a “dividend equivalent” payment that is subject to tax at a rate of 30% (or a lower rate under an applicable treaty), which in the case of amounts received upon the sale, exchange or maturity of an 871(m) financial instrument, could be collected via withholding. Because the notes reference a basket of commodities, and neither the basket nor any of the commodities is treated for purposes of these rules as an "underlying security," payment on the notes to Non-United States Holders should not be subject to such withholding.

Foreign Account Tax Compliance Act (FATCA) Withholding

Pursuant to Treasury regulations, Foreign Account Tax Compliance Act (FATCA) withholding (as described in “United States Taxation—Taxation of Debt Securities—Foreign Account Tax Compliance Act (FATCA) Withholding” in the accompanying prospectus) will generally apply to obligations that are issued on or after July 1, 2014; therefore, the notes will generally be subject to the FATCA withholding rules.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Additional Information About the Notes

This section is meant as a summary and should be read in conjunction with the section entitled “Supplemental Terms of the Notes” on page S-16 of the accompanying commodity terms supplement no. 2,014. This pricing supplement supersedes any conflicting provisions of the accompanying commodity terms supplement no. 2,014.

Please read this information in conjunction with the final terms on the front cover of this pricing supplement.

Additional Provisions:
Denominations:	$1,000 and integral multiples of $1,000 in excess thereof
Interest:	None
Postponement of stated maturity date:	As described under "Supplemental Terms of the Notes — Stated Maturity Date” on page S-20 of the accompanying commodity terms supplement no. 2,014
Postponement of valuation date:	As described under “Supplemental Terms of the Notes – Determination Date” on page S-21 of the accompanying commodity terms supplement no. 2,014
Specified currency:	U.S. dollars (“$”)
Closing price:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Closing Level” on page S-31 of the accompanying commodity terms supplement no. 2,014
Business day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Business Day” on page S-30 of the accompanying commodity terms supplement no. 2,014
Trading day:	As described under “Supplemental Terms of the Notes — Special Calculation Provisions — Trading Day” on page S-30 of the accompanying commodity terms supplement no. 2,014
FDIC:	The notes are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank
Trustee:	The Bank of New York Mellon
Calculation agent:	GS&Co.
Use of proceeds and hedging:	As described under “Use of Proceeds” and “Hedging” on page S-41 of the accompanying commodity terms supplement no. 2,014
ERISA:	As described under “Employee Retirement Income Security Act” on page S-48 of the accompanying commodity terms supplement no. 2,014

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Supplemental plan of distribution; conflicts of interest:

As described under “Supplemental Plan of Distribution” on page S-49 of the accompanying commodity terms supplement no. 2,014 and “Plan of Distribution — Conflicts of Interest” on page 125 of the accompanying prospectus; GS Finance Corp. estimates that its share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $20,000.

GS Finance Corp. will sell to GS&Co., and GS&Co. will purchase from GS Finance Corp., the aggregate stated principal amount of the offered notes specified on the front cover of this pricing supplement. GS&Co. proposes initially to offer the notes to the public at the original issue price set forth on the cover page of this pricing supplement. Morgan Stanley Smith Barney LLC (Morgan Stanley Wealth Management), acting as dealer for the offering, will receive a selling concession of $30.00, or 3.00% of the principal amount, for each note it sells. Morgan Stanley Wealth Management has informed us that it intends to internally allocate at Morgan Stanley Wealth Management $5.00 of the selling concession, or 0.50% of the principal amount, for each note as a structuring fee. The costs included in the original issue price of the PLUS will include a fee paid by GS&Co. to LFT Securities, LLC, an entity in which an affiliate of Morgan Stanley Wealth Management has an ownership interest, for providing certain electronic platform services with respect to this offering. GS&Co. is an affiliate of GS Finance Corp. and The Goldman Sachs Group, Inc. and, as such, will have a “conflict of interest” in this offering of notes within the meaning of Financial Industry Regulatory Authority, Inc. (FINRA) Rule 5121. Consequently, this offering of notes will be conducted in compliance with the provisions of FINRA Rule 5121. GS&Co. will not be permitted to sell notes in this offering to an account over which it exercises discretionary authority without the prior specific written approval of the account holder.

We will deliver the notes against payment therefor in New York, New York on August 3, 2022. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

We have been advised by GS&Co. that it intends to make a market in the notes. However, neither GS&Co. nor any of our other affiliates that makes a market is obligated to do so and any of them may stop doing so at any time.

July 2022

GS Finance Corp. Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

About Your Notes:

The notes are part of the Medium-Term Notes, Series F program of GS Finance Corp., and are fully and unconditionally guaranteed by The Goldman Sachs Group, Inc. This prospectus includes this pricing supplement and the accompanying documents listed below. This pricing supplement constitutes a supplement to the documents listed below and should be read in conjunction with such documents:

•Commodity terms supplement no. 2,014 dated March 22, 2021

•Prospectus supplement dated March 22, 2021

•Prospectus dated March 22, 2021

The information in this pricing supplement supersedes any conflicting information in the documents listed above. In addition, some of the terms or features described in the listed documents may not apply to your notes.

Please note that, for purposes of this pricing supplement, references in the commodity terms supplement no. 2,014 to “underlier(s)”, “lesser performing”, “trade date”, “determination date”, “face amount”, “level” and “cash settlement amount” shall be deemed to refer to “basket commodity(s)”, “worst performing”, “pricing date”, “valuation date”, “principal amount”, “price” and “payment at maturity”, respectively.

Validity of the Notes and Guarantee:

In the opinion of Sidley Austin llp, as counsel to GS Finance Corp. and The Goldman Sachs Group, Inc., when the notes offered by this pricing supplement have been executed and issued by GS Finance Corp., such notes have been authenticated by the trustee pursuant to the indenture, and such notes have been delivered against payment as contemplated herein, (a) such notes will be valid and binding obligations of GS Finance Corp., enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above and (b) the guarantee with respect to such notes will be a valid and binding obligation of The Goldman Sachs Group, Inc., enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware as in effect on the date hereof. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the genuineness of signatures and certain factual matters, all as stated in the letter of such counsel dated February 23, 2021, which has been filed as Exhibit 5.6 to the registration statement on Form S-3 filed with the Securities and Exchange Commission by GS Finance Corp. and The Goldman Sachs Group, Inc. on February 23, 2021.

July 2022

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement, the accompanying commodity terms supplement no. 2,014, the accompanying prospectus supplement or the accompanying prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This pricing supplement, the accompanying commodity terms supplement no. 2,014, the accompanying prospectus supplement and the accompanying prospectus is an offer to sell only the notes offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement, the accompanying commodity terms supplement no. 2,014, the accompanying prospectus supplement and the accompanying prospectus is current only as of the respective dates of such documents.

$690,000

GS Finance Corp.

Commodity-Linked Notes Based on the Value of a Basket of Eight Commodities due August 1, 2025

Goldman Sachs & Co. LLC